UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Ibotta, Inc.

(Name of Registrant as Specified In Its Charter)
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ibotta inc

NOTICE OF

Annual Meeting and Proxy Statement

2026

Letter from our Founder, CEO, President, and Chairman
Dear Ibotta Shareholders:
2025 was a year of strategic investment and transformation for Ibotta. If 2024 was defined by our transition to the public markets, 2025 was defined by our commitment to improving our execution, strengthening our core product, and introducing LiveLift™, our latest industry-leading innovation.
Success as a public company requires a world-class team capable of navigating complexity. This year, we restructured our go-to-market organization and strengthened our executive team with the appointments of Matt Puckett as Chief Financial Officer and Chris Riedy as Chief Revenue Officer.
With this new team in place, we enhanced our core offering, developing solutions that provide more insight into campaign performance through metrics like incremental sales and cost per incremental dollar, or CPID. We also announced strategic partnerships with Circana and ABCS Insights, providing our clients with a way to independently validate the results of their Ibotta campaigns.
Our commitment to innovation bore fruit this year with the launch of LiveLift™, an advanced measurement and optimization tool. Through LiveLift™, eligible clients receive more sophisticated projections and profitability metrics on a more regular basis, allowing them to better optimize their campaigns for the desired scale or level of cost efficiency.
We believe these developments alongside our already strong core product offering uniquely position Ibotta to lead the CPG industry into the “Outcomes Era” - a world where CPG brands finally have the tools and insights to adopt the performance-based approach of their digitally native contemporaries.
Our network of publishers also remains strong. We officially added DoorDash to the Ibotta Performance Network this year, following the launch of our partnership with Instacart in November 2024. These partnerships represent a significant step in rewarding consumers wherever they shop, like the rapidly growing delivery sector.
2025 also marked the opening of our new corporate headquarters, a testament to our ongoing investment in the Denver community. This space is more than an office; it is a talent magnet in the Mountain West, providing the environment our team needs to convert our best ideas into reality.
With a world-class team and a product that continues to raise the bar within our industry, we are now focused on making it easier for our clients, our publishers, and our investors to capture the full value Ibotta creates. As always, I am grateful for your partnership and your belief in our mission to Make Every Purchase Rewarding.
Yours, with appreciation, as ever,
/s/ Bryan Leach
Founder, CEO, President, and Chairman of the Board of Directors

Notice of Annual Meeting of Shareholders

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone, or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

MEETING DETAILS

Date: May 19, 2026 Time: 9:00 a.m. Mountain Time
Location: www.virtualshareholdermeeting.com/IBTA2026

Dear Shareholders of Ibotta, Inc.:
We cordially invite you to attend the 2026 annual meeting of shareholders of Ibotta, Inc., a Delaware corporation, to be held on May 19, 2026, at 9:00 a.m. Mountain Time, including any adjournments or postponements thereof (Annual Meeting). The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IBTA2026, where you will be able to listen to the meeting live, submit questions, and vote online.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by telephone, or by mail.
We are holding the Annual Meeting for the following purposes:
1.To elect two Class II directors to serve until the 2029 annual meeting of shareholders and until their successors are duly elected and qualified;
2.To approve, in an advisory (non-binding) vote, the compensation of our named executive officers as disclosed in the proxy statement;
3.To approve, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation of our named executive officers;
4.To ratify the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and
5.To transact such other business as may properly come before the Annual Meeting.
Our Board of Directors has fixed the close of business on March 23, 2026, as the record date for the Annual Meeting. Only shareholders of record at the close of business on March 23, 2026, are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The proxy statement and our annual report can be accessed by visiting www.proxyvote.com. You will be asked to enter the 16-digit control number included in the Notice of Internet Availability of Proxy Materials (Notice), your proxy card, or in the instructions that accompany your proxy card.

Ibotta, Inc.	i	2026 Proxy Statement

This notice and the accompanying proxy statement are being made available to shareholders on April 7, 2026.
By order of the Board of Directors,
/s/ Bryan Leach
Bryan Leach
Founder, CEO, President, and Chairman of the Board of Directors
Denver, Colorado
April 7, 2026

Ibotta, Inc.	ii	2026 Proxy Statement

TABLE OF CONTENTS

General Information	1

What matters am I voting on?	1

How does the Board of Directors recommend I vote on these proposals?	2

How many votes are needed for approval of each proposal?	2

Who is entitled to vote?	2

Are a certain number of shares required to be present at the Annual Meeting?	3

How do I vote?	3

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?	4

Can I change my vote?	4

What do I need to do to attend the Annual Meeting?	4

Why are we holding a meeting virtually?	5

What is the effect of giving a proxy?	5

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?	5

How are proxies solicited for the Annual Meeting?	5

Who will count the votes?	6

Where can I find the voting results of the Annual Meeting?	6

I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	6

What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?	6

Board of Directors and Corporate Governance	9

Board Skills Matrix	10

Nominees for Director	11

Continuing Directors	12

Director Independence and Controlled Company Exemption	13

Board Leadership Structure and Role of the Lead Independent Director	14

Role of Board in Risk Oversight Process	15

Board Committees	16

Attendance at Board and Shareholder Meetings	19

Voting Structure	19

Ibotta, Inc.	iii	2026 Proxy Statement

Ibotta, Inc.	iv	2026 Proxy Statement

Ibotta, Inc.	v	2026 Proxy Statement

Ibotta, Inc.
Proxy Statement for the 2026
Annual Meeting of Shareholders
General Information
Date: May 19, 2026
Time: 9:00 a.m. Mountain Time
Location: www.virtualshareholdermeeting.com/IBTA2026
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors for use at the 2026 Annual Meeting of shareholders of Ibotta, Inc., a Delaware corporation (we, our, us, the Company, or Ibotta), and any postponements, adjournments, or continuations thereof (Annual Meeting).

The Annual Meeting will be conducted virtually via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/IBTA2026, where you will be able to listen to the meeting live, submit questions, and vote online. The Notice of Internet Availability of Proxy Materials (Notice) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about April 7, 2026, to all shareholders entitled to notice of and to vote at the Annual Meeting. The proxy materials and our annual report can be accessed by following the instructions in the Notice.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
What matters am I voting on?
You are being asked to vote on:
•the election of two Class II directors to serve until the 2029 annual meeting of shareholders and until their successors are duly elected and qualified;
•a proposal to approve, in an advisory (non-binding) vote, the compensation of our named executive officers as disclosed in this proxy statement;
•a proposal to approve, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation of our named executive officers;
•a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026; and
•any other business as may properly come before the Annual Meeting.

Ibotta, Inc.	1	2026 Proxy Statement

How does the Board of Directors recommend I vote on these proposals?
Our Board of Directors recommends a vote:
•“FOR” the election of each Class II director nominee named in this proxy statement;
•“FOR” the approval of the compensation of our named executive officers;
•To hold future shareholder advisory votes on the compensation of our named executive officers every ONE YEAR; and
•“FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026.
How many votes are needed for approval of each proposal?
•Proposal No. 1: Each director nominee is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the two nominees who receive the largest number of votes cast “For” such nominees are elected as directors. As a result, any shares not voted “For” a particular nominee (whether as a result of an abstain vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “For,” “Against,” or “Abstain” on each of the nominees for election as a director.
•Proposal No. 2: Proposal Two is a non-binding, advisory vote. However, the Compensation Committee will consider the voting results on this proposal. Proposal Two will be adopted on an advisory basis if a majority of the voting power of the shares of our common stock are cast “For” the proposal. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions and broker non-votes will not be considered as votes cast for or against the proposal.
•Proposal No. 3: Proposal Three is a non-binding, advisory vote. However, the Compensation Committee will consider the frequency that receives the greatest number of affirmative votes cast by the holders of our common stock represented and voting at the Annual Meeting as the non-binding, advisory vote of shareholders on the frequency of approval of the compensation of our named executive officers. You may vote "One Year," "Two Years," "Three Years," or "Abstain" with respect to this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
•Proposal No. 4: The appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026, will be ratified if a majority of the voting power of the shares of our common stock are cast “For” Proposal Four. You may vote “For,” “Against,” or “Abstain” with respect to this proposal. Abstentions and broker non-votes will not be considered as votes cast for or against the proposal.
Who is entitled to vote?
Holders of our Class A and Class B common stock as of the close of business on March 23, 2026, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 20,768,166 shares of our Class A common stock outstanding and 3,077,424 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Shareholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock held as of the

Ibotta, Inc.	2	2026 Proxy Statement

record date for the Annual Meeting is entitled to one vote on each proposal, and each share of Class B common stock held as of the record date for the Annual Meeting is entitled to 20 votes on each proposal.
Registered Shareholders. If shares of our common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the shareholder of record with respect to those shares, and the Notice was provided to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote live at the Annual Meeting. Throughout this proxy statement, we refer to these registered shareholders as “shareholders of record.”
Street Name Shareholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the shareholder of record, you may not vote your shares of our common stock live at the Annual Meeting unless you follow the procedures for obtaining a legal proxy provided by your broker, bank, or other nominee. If you request a printed copy of our proxy materials by mail, your broker, bank, or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to shareholders who hold their shares through a broker, bank, or other nominee as “street name shareholders.”
Are a certain number of shares required to be present at the Annual Meeting?
A quorum is the minimum number of shares required to be present at the Annual Meeting to properly hold an annual meeting of shareholders and conduct business under our amended and restated bylaws and Delaware law. The presence, virtually or by proxy, of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. Abstentions and broker non-votes are counted as shares present and entitled to vote for purposes of determining a quorum.
How do I vote?
If you are a shareholder of record, there are several ways to vote:

Internet
Vote by Internet prior to the Annual Meeting at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on May 18, 2026 (have your Notice or proxy card in hand when you visit the website);

Phone Vote by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on May 18, 2026 (have your Notice or proxy card in hand when you call);

Mail Vote by completing and mailing your proxy card (if you received printed proxy materials) with sufficient time before the Annual Meeting for it to be received; or

Virtual Meeting
Vote by attending the Annual Meeting by visiting www.virtualshareholdermeeting.com/IBTA2026, where you may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website).

Ibotta, Inc.	3	2026 Proxy Statement

Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.
If you are a street name shareholder, you will receive voting instructions from your broker, bank, or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street name shareholders should generally be able to vote by returning a voting instruction form, by telephone, or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street name shareholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Absent direction from you, your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, and failure to provide instructions on these matters will result in a “broker non-vote.”
Can I change my vote?
Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and returning a later-dated proxy card; or
•notifying the Corporate Secretary of Ibotta, Inc., in writing, at Ibotta, Inc., 1400 16th Street, Suite 600, Denver, Colorado 80202.
You may also change your vote by attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
If you are a street name shareholder, your broker, bank, or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting virtually, submit your questions during the meeting, and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/IBTA2026. To participate in the Annual Meeting, you will need the control number included on your Notice. As discussed above, if you are a street name shareholder, you may not vote your shares live at the Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee. The Annual Meeting webcast will begin promptly at 9:00 a.m. Mountain Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at approximately 8:45 a.m. Mountain Time, and you should allow ample time for the check-in procedures.

Ibotta, Inc.	4	2026 Proxy Statement

Why are we holding a meeting virtually?
We are leveraging technology to hold a virtual Annual Meeting that expands convenient access to, and enables participation by, shareholders from any location around the world. We believe the virtual format encourages attendance and participation by a broader group of shareholders, while also reducing the costs and environmental impact associated with an in-person meeting. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/IBTA2026. Our virtual Annual Meeting will be governed by our rules of conduct which will be posted at www.virtualshareholdermeeting.com/IBTA2026 on the date of the Annual Meeting. We have designed the Annual Meeting so that shareholders have the same rights and opportunities to vote and participate as they would have at an in-person meeting. Shareholders will be able to submit questions online during the meeting, providing our shareholders with the opportunity for meaningful engagement with the Company.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our Board of Directors. Bryan Leach, our Founder, Chief Executive Officer, President, and Chairman, and David Shapiro, our Chief Legal Officer and Corporate Secretary, have been designated as proxy holders by our Board of Directors. When proxies are properly dated, executed, and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If the proxy is dated and signed, but no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the Securities and Exchange Commission (SEC), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about April 7, 2026, to all shareholders entitled to notice of and to vote at the Annual Meeting.
Shareholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact and cost of our Annual Meeting.
How are proxies solicited for the Annual Meeting?
Our Board of Directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers, banks, or other nominees for reasonable expenses that they incur in sending our proxy materials to you if you are a street name shareholder. In addition, our directors and employees may also solicit proxies by telephone, by electronic communication, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

Ibotta, Inc.	5	2026 Proxy Statement

Who will count the votes?
A representative of American Election Services, a third party working with Broadridge Financial Solutions, Inc., will serve as the independent inspector of election and, in such capacity, will count and tabulate the votes.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.
I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials, to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of such shareholders. This procedure reduces our printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials, to any shareholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a shareholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such shareholder may contact us at:
Ibotta, Inc.
Attention: Corporate Secretary
1400 16th Street, Suite 600
Denver, Colorado 80202
(303) 593-1633
Street name shareholders may contact their broker, bank, or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?
Shareholder Proposals Pursuant to Rule 14a-8 for the 2027 Annual Meeting
Shareholders may present proper proposals for inclusion in our proxy statement and for consideration at next year’s annual meeting of shareholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a shareholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of shareholders, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 8, 2026. In addition, shareholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (Exchange Act) regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Ibotta, Inc.	6	2026 Proxy Statement

Shareholder proposals should be addressed to:
Ibotta, Inc.
Attention: Corporate Secretary
1400 16th Street, Suite 600
Denver, Colorado 80202
(303) 593-1633
Shareholder Proposals Pursuant to Bylaws for the 2027 Annual Meeting
Our amended and restated bylaws also establish an advance notice procedure for shareholders who wish to present a proposal before an annual meeting of shareholders but do not intend for the proposal to be included in our proxy statement pursuant to Rule 14a-8. Our amended and restated bylaws provide that, as set forth in greater detail therein, the only business that may be conducted at an annual meeting of shareholders is business that is (i) pursuant to the Company’s notice of meeting; (ii) by or at the direction of our Board of Directors; (iii) properly brought before such annual meeting as may be provided in the certificate of designations for any class or series of preferred stock; or (iv) properly brought before such meeting by a shareholder who (A) is a shareholder of record at the time of giving of the notice contemplated by our amended and restated bylaws, (B) is a shareholder of record on the record date for the determination of shareholders entitled to notice of the annual meeting, (C) is a shareholder of record on the record date for the determination of shareholders entitled to vote at the annual meeting, (D) is a shareholder of record at the time of the annual meeting, and (E) complies with the procedures set forth in our amended and restated bylaws, including delivering timely written notice to our Corporate Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for the 2027 annual meeting of shareholders, our Corporate Secretary must receive the written notice at our principal executive offices:
•no earlier than 8:00 a.m. Mountain Time on January 19, 2027; and
•no later than 5:00 p.m. Mountain Time on February 18, 2027.
In the event that we hold the 2027 annual meeting of shareholders more than 25 days from the one-year anniversary of the Annual Meeting, a notice of a shareholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m. Mountain Time on the 120th day prior to the day of the 2027 annual meeting of shareholders and no later than 5:00 p.m. Mountain Time on the later of (i) the 90th day prior to the day of the 2027 annual meeting of shareholders or (ii) if the first public announcement of the date of the 2027 annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the 2027 annual meeting of shareholders is first made by us.
Unless otherwise required by law, if a shareholder who has notified us of his, her, or its intention to present a proposal at an annual meeting of shareholders does not appear to present his, her, or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination or Recommendation of Director Candidates for the 2027 Annual Meeting
Our amended and restated bylaws permit shareholders to nominate directors for election at an annual meeting of shareholders. To nominate a director, the shareholder must provide the information required by our amended and restated bylaws. Shareholders are advised to review our amended and restated bylaws, which contain additional requirements with respect to the nomination of directors by shareholders. In addition, the notice of nomination must comply with Rule 14a-19 under the Exchange Act. Please note that the notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under the advance notice provisions of our amended and restated bylaws as described above. In addition, the shareholder must give timely notice to our Corporate Secretary in accordance with our amended and restated bylaws, which, in general, require that

Ibotta, Inc.	7	2026 Proxy Statement

the notice be received by our Corporate Secretary within the time periods described above under the section titled “Shareholder Proposals Pursuant to Bylaws for the 2027 Annual Meeting” for shareholder proposals that are not intended to be included in a proxy statement.
Shareholders may also recommend director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, and evidence of the recommending shareholder’s ownership of the Company’s capital stock, and should be directed to our Secretary at the address set forth above. For additional information regarding shareholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance – Shareholder Nominations and Recommendations to the Board of Directors.”
Availability of Bylaws
A copy of our amended and restated bylaws is available via the SEC’s website. You may also contact our Corporate Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Ibotta, Inc.	8	2026 Proxy Statement

Board of Directors and Corporate Governance
Our business affairs are managed under the direction of our Board of Directors. Our Board of Directors currently consists of seven directors, six of whom qualify as “independent” under the corporate governance requirements of the New York Stock Exchange (NYSE).
We have a classified Board of Directors, consisting of two classes with two directors each and one class with three directors, each serving staggered, three-year terms.
Our Board of Directors welcomes a range of different viewpoints and perspectives in the boardroom. Our Board of Directors is comprised of two female directors, four male directors, and one undisclosed director. In terms of tenure on our Board of Directors, our directors have varied experiences: one director has served for 1-3 years, two directors have served for 4-9 years, and four directors have served over 10 years. Our Board of Directors is comprised of one African American director, one Asian director, four white directors, and one undisclosed director.
The following table sets forth, as of April 7, 2026, the names, ages, and certain other information for each of our directors.

Director	Class	Committee(s)	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Directors with Terms Expiring at the Annual Meeting/Nominees

Amit Doshi, Age 48 Director	II	AC^, NCGC*	2011	2026	2029
Larry Sonsini, Age 85 Director	II	NCGC	2014	2026	2029

Continuing Directors

Bryan Leach, Age 48 Founder, Chief Executive Officer, President, and Chairman	III		2011	2027	N/A
Stephen Bailey, Age 46 Director	III	CC, NCGC	2024	2027	N/A
Valarie Sheppard, Age 62 Director	III	AC*^, CC	2021	2027	N/A
Amanda Baldwin, Age 47 Director	I	CC*	2021	2028	N/A
Thomas Lehrman, Age 53 Director	I	AC^	2015	2028	N/A
*Chair; ^ Financial Expert; AC = Audit Committee; CC = Compensation Committee; NCGC = Nominating and Corporate Governance Committee

Ibotta, Inc.	9	2026 Proxy Statement

Board Skills Matrix
Our Board of Directors and the Nominating and Corporate Governance Committee believe the skills, experience, and diversity of backgrounds of our directors provide us with a diverse range of perspectives to provide effective oversight, address our evolving needs, and represent the best interests of our shareholders.

Key Skills / Board Members	Bryan Leach	Stephen Bailey	Amanda Baldwin	Amit Doshi	Thomas Lehrman	Valarie Sheppard	Larry Sonsini

CEO Experience	•	•	•	•	•		•
Operational Expertise	•	•	•	•	•	•	•
Marketing & Digital Media	•	•	•			•
Product & AdTech	•	•	•			•
Public Company	•	•	•			•	•
Cybersecurity		•
Financial & Accounting	•	•	•	•	•	•	•
Risk Management & Corporate Governance	•	•	•	•	•	•	•
Legal & Regulatory	•	•		•	•		•
Human Capital & Talent Development	•	•	•	•	•	•	•

Ibotta, Inc.	10	2026 Proxy Statement

Nominees for Director

Amit Doshi Director Age: 48 Director Since: 2011 Committees: Audit, Nominating and Corporate Governance (Chair)
Mr. Doshi has served as a member of our Board of Directors since December 2011. Since 2012, Mr. Doshi has been the Managing Partner and Portfolio Manager at Harbor Spring Capital, LLC, an investment firm which he founded. From 2008 to 2012, he was a Managing Director at Tiger Global Management, LLC, an investment firm. From 2002 to 2004, he was an Associate at Madison Dearborn Partners, an investment firm. From 2000 to 2002, he was an Analyst at Goldman Sachs, an investment banking firm. Mr. Doshi holds a Bachelor’s degree in Economics, a Master of Business Administration, and a J.D. from Harvard University.
We believe Mr. Doshi’s background in management positions, investments, and finance qualifies him to serve on our Board of Directors.

Larry Sonsini Director Age: 85 Director Since: 2014 Committees: Nominating and Corporate Governance
Mr. Sonsini has served as a member of our Board of Directors since October 2014. Mr. Sonsini is a Senior and Founding Partner of Wilson Sonsini Goodrich & Rosati, P.C. where he has practiced since 1966 and served as Chief Executive Officer and Chairman for more than 35 years. Mr. Sonsini received an A.B. degree in Political Science and a J.D. from the University of California at Berkeley.
We believe Mr. Sonsini’s extensive legal experience advising public companies and, in particular, other technology companies, as a former member of the New York Stock Exchange Board of Directors, and his experience serving on public company boards qualify him to serve on our Board of Directors.

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Continuing Directors
Bryan Leach, Founder, Chief Executive Officer, President, and Chairman. Mr. Leach founded Ibotta in 2011, when he realized the need for a more innovative approach to connecting consumer packaged goods (CPG) brands, retailers, and consumers through technology. Today, the Company runs a leading digital promotions network in the CPG industry, called the Ibotta Performance Network (IPN). The IPN consists of both third-party publishers like Walmart, Inc. (Walmart), and Ibotta’s direct-to-consumer cash back app, which has garnered over 50 million registered users. Since inception, the Company has credited over $2.7 billion in cash back and discounts, which has helped consumers pay for life’s necessities. Mr. Leach is a frequent commentator on digital performance marketing. He has been recognized as a Top 10 CEO in the United States (for small/medium size businesses) by Glassdoor.com, CEO of the Year by ColoradoBiz magazine, and EY Entrepreneur of the Year for the Rocky Mountain Region.
Prior to Ibotta, Mr. Leach was a partner at Bartlit Beck LLP, a leading law firm, and served as a law clerk for Justice David Souter at the U.S. Supreme Court and Judge José Cabranes at the U.S. Court of Appeals for the Second Circuit. Mr. Leach holds an A.B. degree in Social Studies from Harvard College, a Masters of Philosophy degree in Economic and Social History from Oxford University (where he was a British Marshall Scholar), and a J.D. from Yale Law School. He has climbed to the summit of Colorado’s 58 tallest mountains, each over 14,000 feet in elevation.
We believe that, as the Founder of the Company, Mr. Leach’s knowledge of the Company, experience building and leading the Company, and perspective as the Company’s Chief Executive Officer and President qualify him to serve on our Board of Directors.
Stephen Bailey, Director. Mr. Bailey joined our Board of Directors in February 2024. Mr. Bailey is the Co-Founder and Chairman of ExecOnline, Inc., a leading provider of B2B leadership development solutions. He served as Chief Executive Officer of ExecOnline from April 2012 to March 2026. Prior to that, he served as Chief Executive Officer and Chief Product Officer of Frontier Strategy Group, LLC, a software and information services business, from January 2006 to May 2011. Before joining Frontier Strategy Group, Mr. Bailey was an associate in the venture capital and private equity group of WilmerHale. Since June 2020, Mr. Bailey has served on the Board of Directors and Audit Committee of Match Group, Inc. (NASDAQ: MTCH), a digital technology company designed to help people make connections. Mr. Bailey earned a J.D. from Yale Law School and a B.A. from Emory University.
We believe that Mr. Bailey is qualified to serve on our Board of Directors because of his extensive management experience and experience with technology companies.
Amanda Baldwin, Director. Ms. Baldwin joined our Board of Directors in August 2021. Since December 2023, Ms. Baldwin has served as the Chief Executive Officer of Olaplex Holdings, Inc., (NASDAQ: OLPX), a science-enabled haircare company. Prior to joining Olaplex, Ms. Baldwin served as Chief Executive Officer of Supergoop LLC from August 2016 to November 2023. Prior to joining Supergoop LLC, she served as a Senior Vice President at L Catterton, a global consumer-focused investment fund, collaborating with management teams across the portfolio with a particular focus on the beauty sector. She previously led the omnichannel marketing strategy of Dior Beauty North America at Louis Vuitton Moet Hennessy (LVMH) and held several positions at Clinique, a part of The Estée Lauder Companies (NYSE: EL). Ms. Baldwin currently serves on the Board of Directors of Olaplex and KIPP NYC, a charter school network. Ms. Baldwin holds an M.B.A. from the University of Pennsylvania Wharton School and an A.B. from Harvard University.
We believe that Ms. Baldwin is qualified to serve on our Board of Directors because of her marketing and management expertise.

Ibotta, Inc.	12	2026 Proxy Statement

Thomas Lehrman, Director. Mr. Lehrman joined our Board of Directors in March 2015. Mr. Lehrman has been the Managing Partner of Teamworthy Ventures, a venture investment firm, since January 2015. Mr. Lehrman also has served as Co-Founder and director of Gerson Lehrman Group, a research and information services company, since June 1998, and served as its Co-CEO from June 1998 to August 2001. Mr. Lehrman also worked as an Office Director in the International Security and Nonproliferation Bureau at the U.S. State Department from 2006 to 2007 and started his investing career as a financial analyst at Tiger Management from 1995 to 1997. He holds a B.A. in History from Duke University and a J.D. from Yale Law School.
We believe that Mr. Lehrman is qualified to serve on our Board of Directors because of his management experience and experience in investing and finance.
Valarie Sheppard, Lead Independent Director. Ms. Sheppard has served as a member of our Board of Directors since August 2021 and served as our Interim Chief Financial Officer from March 2025 to August 2025. Ms. Sheppard previously worked at Procter & Gamble (P&G) (NYSE: PG) as Treasurer, Controller, and Executive Vice President Company Transition Leader from April 2019 until she retired from P&G in March 2021. Previously, she served as P&G’s Senior Vice President, Treasurer, and Comptroller from October 2013 to April 2019, and in various other roles since July 1986. Ms. Sheppard led P&G’s Corporate Finance, Accounting, and Treasury team, responsible for the external financial reporting, financial planning, global business development, and treasury operations for company businesses and operations in over 70 countries, with annual sales of more than $65 billion. She also led the global implementation of P&G’s new organization design, P&G’s most significant restructuring initiative in 25 years. Since joining P&G as a tax analyst in July 1986, Ms. Sheppard held varied roles within the company, including finance and accounting positions in Fabric Care, Home Care, and Beauty businesses, both in the U.S. and internationally. Ms. Sheppard previously served as a board member of the Federal Reserve Bank of Cleveland, from January 2018 to December 2021 and Innovative International Acquisition Corp. (NASDAQ: IOAC) from October 2021 to July 2023. Ms. Sheppard was also a board member at Sovos Brands Inc. (NASDAQ: SOVO), from September 2021 until it was sold in 2024 and of Anixter International, Inc., a distributor of network and security solutions, from 2015 to 2020. She has served as a board member of McCormick & Company, Inc. (NYSE: MKC) since June 2024, and KDC-One, a package design and manufacturing solutions provider, since April 2021. She has also supported innovation in the Cincinnati, Ohio community as board chair of Cintrifuse from 2013 to 2021, an organization that connects the region’s start-up companies to advice, talent, funding, and customers. Ms. Sheppard holds a Bachelor’s degree in Accounting and a Master’s degree in Industrial Administration from Purdue University.
We believe Ms. Sheppard’s extensive finance and management experience qualifies her to serve on our Board of Directors.
Director Independence and Controlled Company Exemption
Under the New York Stock Exchange corporate governance requirements, independent directors must comprise a majority of a listed company’s board of directors. In addition, the New York Stock Exchange rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating committees be independent. Under New York Stock Exchange rules, a director will not qualify as an “independent director” unless the board of directors affirmatively determines that the director has no material relationship with the listed company.
Our Board of Directors has undertaken a review of the independence of each director. Based on information provided by each director concerning their background, employment, and affiliations, our Board of Directors has determined that each of Amanda Baldwin, Stephen Bailey, Amit Doshi, Thomas Lehrman, Valarie Sheppard, and Larry Sonsini do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each of these directors is “independent” as that term is defined under the listing standards of the New York Stock Exchange. In making these determinations, our Board of Directors considered the nature and extent of any current and prior commercial, business, investment, and

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social relationship between each non-employee director, our Chief Executive Officer, and the Company, along with all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships, Related-Party, and Other Transactions” below.
All shares of our Class B common stock are beneficially held by Mr. Leach and entities affiliated with Mr. Leach, who collectively hold a majority of the voting power of our outstanding common stock. As a result, we are considered a “controlled company” within the meaning of the listing standards of the New York Stock Exchange. Under these listing standards, a company in which over 50% of the voting power for the election of directors is held by an individual, a group, or another company is a “controlled company” and may elect not to comply with certain listing standards of the New York Stock Exchange regarding corporate governance, including the requirements:
•that a majority of the board of directors consist of independent directors;
•that the compensation committee, nominating and corporate governance committee, and audit committee be comprised entirely of independent members; and
•to make the charters for each of the compensation committee and nominating and corporate governance committee available on the company’s website.
Although we do not currently rely on the “controlled company” exemption and intend to fully comply with all corporate governance requirements under the listing standards of the New York Stock Exchange, the above requirements would not apply to us if we choose to avail ourselves of the “controlled company” exemption in the future.
Subject to limited exceptions, our “controlled company” status will generally preclude our shareholders’ ability to influence the outcome of matters submitted to our shareholders for approval, including the election of our Board of Directors, the adoption of amendments to our certificate of incorporation and bylaws (where adopted by shareholders), and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transactions.
Board Leadership Structure and Role of the Lead Independent Director
Mr. Leach currently serves as both the Chairman of our Board of Directors and as our Chief Executive Officer and President. As our Founder, Chief Executive Officer, and President, Mr. Leach is best positioned to identify strategic priorities, lead critical discussion, and execute our business plans.
Our Board of Directors has adopted Corporate Governance Guidelines that provide that one of our independent directors should serve as our lead independent director at any time when the Chairman of our Board of Directors is not independent. Because Mr. Leach is our Chief Executive Officer, President, and Chairman, and is not an “independent” director as defined in the New York Stock Exchange’s corporate governance requirements, our Board of Directors has determined that it is advisable and in the best interests of shareholders to have a lead independent director to, among other things, preside over meetings of the independent directors and report to our Chief Executive Officer regarding feedback from executive sessions. Our lead independent director presides over meetings of our independent directors, serves as a liaison between Mr. Leach and our independent directors, and performs such additional duties as our Board of Directors may otherwise determine and delegate. Ms. Sheppard served as our lead independent director until March 14, 2025, when she became our Interim Chief Financial Officer. Mr. Doshi served as our lead independent director from March 14, 2025 until August 25, 2025, while Ms. Sheppard was serving as our Interim Chief Financial Officer. Ms. Sheppard resumed her role as lead independent director on August 25, 2025, and currently serves as our

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lead independent director. Our Board of Directors believes that Ms. Sheppard’s extensive finance and management experience qualifies her to serve as our lead independent director.
Our independent directors meet regularly in executive sessions without employee directors or management present following our regularly scheduled meetings and as needed in between scheduled meetings. These executive sessions are generally chaired by our lead independent director and include discussions and recommendations regarding guidance to be provided to our Chief Executive Officer and such topics as the independent directors may determine.
As a result of the Board of Directors committee structure and the existence of a majority of independent directors, the Board of Directors believes it maintains effective oversight of our business operations, including independent oversight of our management, management’s performance, financial statements, executive compensation, selection of director candidates, human capital and organizational health, and social and governance matters and programs. We believe that the leadership structure of our Board of Directors, including Ms. Sheppard’s role as lead independent director, is appropriate and enhances our Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our shareholders, as well as the accountability of management, while Mr. Leach’s combined role enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to shareholders.
Role of Board in Risk Oversight Process
Our Board of Directors has an active role, as a whole and at the committee level, in overseeing risk management. Our Board of Directors is responsible for general oversight of risks and regular review of information regarding our risks including strategic risks, cybersecurity risks, legal and compliance risks, credit risks, liquidity risks, and operational risks. Consistent with this approach, our Board of Directors regularly reviews our strategic and operational risks in discussions with management, question and answer sessions, and reports from the management team at each regular Board of Directors meeting. Our Board of Directors also receives regular reports on all significant committee activities and evaluates the risks inherent in significant transactions.
In addition, our Board of Directors has tasked designated standing committees with oversight of certain categories of risk management. The Compensation Committee oversees risks relating to our executive compensation philosophy and practices applicable to all employees to determine whether they encourage excessive risk-taking and evaluates policies and practices that could mitigate such risks. The Nominating and Corporate Governance Committee oversees the management of risks associated with the independence of our Board of Directors and potential conflicts of interest. The Audit Committee oversees the management of risks relating to accounting matters, internal controls over financial reporting, disclosure controls and procedures, and legal and regulatory requirements. Our Audit Committee also, among other things, discusses with management, the internal auditors, and the independent auditor, guidelines and policies with respect to risk assessment and risk management, as well as potential conflicts of interest. The Audit Committee further oversees our initiatives related to cybersecurity, including our Information Security program. Our Information Security program includes our initiatives designed to assess, identify, and manage cybersecurity risks (including risks related to our third-party vendors) and also includes periodic risk assessments, third-party penetration tests, and third-party audits. Our Information Security Committee runs our Information Security program. The Information Security Committee is composed of members of senior management and overseen by our Chief Technology Officer and Vice President of Risk Management and IT. The efforts of our Information Security Committee inform management’s updates to the Audit Committee concerning cybersecurity risks and risk management.
Our Board of Directors believes its current leadership structure supports the risk oversight function of the Board of Directors. As Chairman, Mr. Leach has primary responsibility for setting the agenda for meetings of the Board of Directors, and his combined role as Chief Executive Officer and Chairman gives him unique insight into the risk profile of the Company, including emerging risks.

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Board Committees
Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. In addition to these standing committees, from time to time, our Board of Directors may designate a committee consisting of one or more directors on an ad hoc basis, including for purposes of evaluating and/or approving specific projects or transactions. The current composition and responsibilities of each of the committees of our Board of Directors is described below. Members serve on these committees until their resignation or until as otherwise determined by our Board of Directors.
Audit Committee
Each member of our Audit Committee meets the requirements for independence under the New York Stock Exchange corporate governance requirements and SEC rules and regulations. The members of our Audit Committee are Valarie Sheppard, Amit Doshi, and Thomas Lehrman. In March 2025, Mr. Doshi was appointed as Chair of the Audit Committee, and Mr. Bailey joined our Audit Committee, replacing Ms. Sheppard who resigned from the Audit Committee in connection with her appointment as our Interim Chief Financial Officer. Ms. Sheppard rejoined our Audit Committee in August 2025 in connection with her resignation as our Interim Chief Financial Officer, replacing Mr. Bailey as a member. Ms. Sheppard was also re-appointed as Chair of the Audit Committee in August 2025 in connection with her resignation as our Interim Chief Financial Officer, replacing Mr. Doshi as Chair. Our Board of Directors has determined that each of Ms. Sheppard, Mr. Doshi, and Mr. Lehrman is a financial expert, as that term is defined under the SEC rules implementing the Sarbanes-Oxley Act of 2022, Section 407, and possesses financial sophistication, as defined under the rules of the New York Stock Exchange. Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in monitoring our financial systems. Our Audit Committee is responsible for, among other things:
•selecting and hiring the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•approving audit and non-audit services and fees;
•reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews, and the reports and certifications regarding internal controls over financial reporting and disclosure controls;
•preparing the Audit Committee report that the SEC requires be included in our annual proxy statement;
•reviewing reports and communications from the independent registered public accounting firm;
•reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;
•reviewing our Company risks and risk management;
•reviewing and discussing with management our cybersecurity and other information technology risks, controls, and procedures, and our plans to mitigate cybersecurity risks and to respond to data breaches;
•reviewing related-party transactions; and

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•establishing and overseeing procedures for the receipt, retention, and treatment of accounting-related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.
Our Audit Committee operates under a written charter which satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of such charter is available on our website at investors.ibotta.com. During 2025, our Audit Committee held seven meetings.
Compensation Committee
The members of our Compensation Committee are Amanda Baldwin, Stephen Bailey, and Valarie Sheppard. Ms. Baldwin is the Chair of our Compensation Committee. Mr. Lehrman was appointed to the Compensation Committee in March 2025, replacing Ms. Sheppard who resigned from the Compensation Committee in connection with her appointment as our Interim Chief Financial Officer. Ms. Sheppard was re-appointed to the Compensation Committee in August 2025 in connection with her resignation as our Interim Chief Financial Officer, replacing Mr. Lehrman as a member. Our Compensation Committee, among other things:
•oversees our overall compensation philosophy and compensation policies, plans, and benefit programs;
•reviews and approves, or recommends to the Board of Directors for approval, compensation for our executive officers and directors;
•approves the retention of compensation consultants and other advisors;
•administers our equity compensation plans; and
•oversees our talent and human capital management, including effectiveness of initiatives to attract and retain employees and our performance and talent management practices and programs.
Our Compensation Committee operates under a written charter which satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter for our Compensation Committee is available on our website at investors.ibotta.com. During 2025, our Compensation Committee held seven meetings.
Processes and Procedures for Compensation Decisions
Our Compensation Committee seeks to structure our compensation policies and plans to attract and retain the best available personnel for positions of substantial responsibility with the Company, provide incentives for such persons to perform to the best of their abilities for the Company, maintain appropriate levels of risk and reward, and promote the success of our business. Our Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation Committee may delegate its authority when it deems it appropriate and in our best interests and when such delegation would not violate applicable laws, regulations, or the listing standards of the New York Stock Exchange.
Under our Compensation Committee charter, our Compensation Committee has the right to retain or obtain the advice of compensation consultants, independent legal counsel, and other advisers. During the fiscal year ended December 31, 2025, our Compensation Committee retained Compensia, Inc. (Compensia), an independent compensation consulting firm with compensation expertise relating to technology companies, to provide it with market information, analysis, and other advice relating to executive compensation on an ongoing basis. Our Compensation Committee engaged Compensia to, among other things, assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers and non-employee directors, as well as to assess each separate element of executive officer and non-employee director compensation, with a goal of ensuring that the compensation we offer to our

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executive officers and non-employee directors is competitive, fair, and appropriately structured. Compensia does not provide any non-compensation related services to us and maintains a policy that is specifically designed to prevent any conflicts of interest. In addition, our Compensation Committee has assessed the independence of Compensia, taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of the New York Stock Exchange, and concluded that no conflict of interest exists.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2025, Amanda Baldwin, Stephen Bailey, Thomas Lehrman, and Valarie Sheppard served as members of the Compensation Committee. Mr. Lehrman was appointed to the Compensation Committee in March 2025, replacing Ms. Sheppard who resigned from the Compensation Committee in connection with her appointment as our Interim Chief Financial Officer. Ms. Sheppard was re-appointed to the Compensation Committee in August 2025 in connection with her resignation as our Interim Chief Financial Officer, replacing Mr. Lehrman as a member. None of our executive officers currently serve, or in the past year has served, as a member of the board of directors or compensation committee (or other committee of the board of directors performing equivalent functions) of any other entity that has one of its executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
The members of our Nominating and Corporate Governance Committee are Amit Doshi, Stephen Bailey, and Larry Sonsini. Mr. Doshi is the Chair of our Nominating and Corporate Governance Committee. In March 2025, Stephen Bailey stepped off the Nominating and Corporate Governance Committee in connection with Ms. Sheppard's appointment as our Interim Chief Financial Officer and Mr. Bailey's appointment to the Audit Committee. Mr. Bailey rejoined our Nominating and Corporate Governance Committee in August 2025. Our Nominating and Corporate Governance Committee, is responsible for, among other things:
•identifying, evaluating, and making recommendations to our Board of Directors regarding nominees for election to our Board of Directors and its committees;
•considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;
•reviewing succession planning for executive officers;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting;
•overseeing our environmental, social, and governance programs;
•reviewing proposals submitted by shareholders for action at the annual meeting of shareholders; and
•evaluating the performance of our Board of Directors, its committees, and individual directors.
Our Nominating and Corporate Governance Committee operates under a written charter which satisfies the applicable rules of the SEC and the listing standards of New York Stock Exchange. A copy of such charter is available on our website at investors.ibotta.com. During 2025, our Nominating and Corporate Governance Committee held two meetings.

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Attendance at Board and Shareholder Meetings
During our fiscal year ended December 31, 2025, our Board of Directors held eight meetings (including regularly scheduled and special meetings and in addition to the committee meetings), and each current director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of shareholders, our Corporate Governance Guidelines strongly encourage, but do not require, our directors to attend our annual meeting of shareholders. All of our directors attended last year's annual meeting.
Voting Structure
Our amended and restated certificate of incorporation authorizes two series of common stock. Holders of our Class A common stock are entitled to one vote for each share held at the record date for all matters submitted to a vote of shareholders, and holders of our Class B common stock are entitled to 20 votes for each share held at the record date for all matters submitted to a vote of shareholders. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by law.
All shares of Class B common stock are beneficially held by Mr. Leach and entities affiliated with Mr. Leach. As a result, Mr. Leach and his affiliated entities collectively can determine or significantly influence any action requiring the approval of our shareholders, including the election of our Board of Directors, the adoption of amendments to our certificate of incorporation and bylaws, and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. Further, Mr. Leach is party to an Equity Exchange Right Agreement that as of March 23, 2026, covered 356,380 shares of restricted stock units (RSUs) and options to purchase 1,029,942 shares of Class A common stock. The Equity Exchange Right Agreement provides that Mr. Leach may exchange such shares, or the shares received upon exercise of such options, as may be the case, for an equivalent number of shares of our Class B common stock. For additional information on the voting power of Mr. Leach and entities affiliated with Mr. Leach, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”
Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee may use a variety of methods, including engaging the services of outside consultants and search firms, to identify and evaluate director nominees. Our Nominating and Corporate Governance Committee works with our Board of Directors to determine the desired qualifications, expertise, and characteristics of our Board of Directors, including such factors as business experience and diversity, including differences in professional background, education, skill, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board of Directors.
Our Nominating and Corporate Governance Committee and our Board of Directors evaluate each director candidate in the context of the membership of the Board of Directors as a group, with the objective of maintaining a Board of Directors that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of backgrounds and experiences in various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board of Directors and the Company, and other qualifications and characteristics set forth in the Nominating and Corporate Governance Committee charter. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation,

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issues of character, professional ethics, and integrity, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the Board of Directors, skills that are complementary to the Board of Directors, an understanding of our business, an understanding of the responsibilities that are required of a member of the Board of Directors, other time commitments, and diversity with respect to professional background, education, race, ethnicity, gender, age, and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board of Directors. Members of our Board of Directors are expected to prepare for, attend, and actively participate in all Board of Directors and applicable committee meetings. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our shareholders’ best interests.
After completing its review and evaluation of director candidates, including incumbent directors, our Nominating and Corporate Governance Committee recommends to our full Board of Directors the director nominees for election.
Shareholder Nominations and Recommendations to the Board of Directors
Under our amended and restated bylaws, shareholders may also directly nominate persons for our Board of Directors. To be timely for the 2026 annual meeting of shareholders, nominations must be received by our Corporate Secretary by the same deadlines discussed above under “What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors? – Shareholder Proposals.”
Our Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules, and regulations, including those promulgated by the SEC. Our Nominating and Corporate Governance Committee will evaluate such director candidates recommended by shareholders in accordance with its charter, our amended and restated bylaws, and our policies and procedures for director candidates, as well as the director nominee criteria described above. This process is designed to ensure that our Board of Directors includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should contact our Corporate Secretary in writing at Ibotta, Inc., 1400 16th Street, Suite 600, Denver, Colorado 80202. Any nomination must comply with the requirements set forth in our amended and restated bylaws. Any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company, and evidence of the recommending shareholder’s ownership of the Company’s capital stock. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.
Communications with the Board of Directors
Interested parties wishing to communicate with non-management members of our Board of Directors may do so by writing and mailing the correspondence to Ibotta, Inc., Attn: Corporate Secretary, 1400 16th Street, Suite 600, Denver, Colorado 80202, or by emailing bodcommunications@ibotta.com. Each communication should set forth (i) the name and address of the shareholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

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Our Corporate Secretary, in consultation with appropriate members of our Board of Directors as necessary, will review all incoming communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations, and patently offensive or otherwise inappropriate material) and, if appropriate, will route such communications to the appropriate director(s) or, if none is specified, to the Chairman of the Board of Directors or the lead independent director.
This procedure does not apply to (i) communications to non-management directors from our officers or directors who are shareholders or (ii) shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, which are discussed further in the section titled “What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors? – Shareholder Proposals."
Corporate Governance and Environmental, Social, and Governance (ESG) Matters
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, corporate governance policies, and standards applicable to us in general. In addition, our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers, and directors, including our Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The full text of each of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at investors.ibotta.com. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.
Insider Trading Policy and Compliance
Our Board of Directors has adopted an Insider Trading Policy governing the purchase, sale, loan, and other transfers or dispositions of any equity securities (including common stock, options, RSUs, warrants, and preferred stock), or debt securities (including debentures, bonds, and notes) of the Company, whether direct or indirect, any offer to engage in the foregoing transactions, and/or any other disposition of our securities by directors, officers, employees, and other covered persons. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
From time to time, we have and may continue to engage in transactions in our own securities. With regard to the Company’s trading in its own securities, it is the Company’s practice to comply with the federal securities laws and the applicable exchange listing requirements.
Prohibition on Short Sales, Hedging, and Pledging
Our Insider Trading Policy, among other things, prohibits short sales, engaging in transactions in publicly traded options (such as puts and calls) and other derivative securities relating to our common stock, pledging our securities as collateral for any loan or as part of any other pledging transaction, or holding the Company’s common stock in a margin account. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.

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Compensation Recovery Policy
In February 2024, our Compensation Committee adopted a compensation recovery (clawback) policy in compliance with the New York Stock Exchange and SEC rules requiring public companies to recover excess incentive-based compensation, in the event we are required to prepare an accounting restatement, from any individual who is or was ever designated an “officer” by our Board of Directors in accordance with Rule 16a-1(f) of the Exchange Act. Consistent with the requirements, our policy requires that if we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements, we must claw back from covered officers any incentive-based compensation received by them on or after October 2, 2023 and during the applicable covered period (which generally includes the three completed fiscal years prior to the restatement date) that was in excess of what they would have received had their incentive compensation been determined based on the restated amounts.
Environmental, Social, and Governance Initiatives
Environmental
Ibotta is committed to ESG principles that are fundamental to our business strategy and contribute to a resilient and responsible future. As a digital promotions company conducted largely online, our carbon footprint is smaller than many other types of businesses. We also promote recycling and reduced waste in our corporate headquarters. Wherever feasible, we aim to conduct our business in a sustainable manner.
Social & Philanthropy
We are strongly committed to maintaining a diverse, equitable, and inclusive workplace. This means we prioritize hiring and promoting people who not only have the skills required to perform their respective roles but also bring diverse perspectives and experiences to their work at Ibotta. We invest in employee development to ensure all employees are prepared for career growth opportunities both at Ibotta and beyond. We regularly monitor our hiring and promotions practices to ensure that we live up to our commitment as an equal opportunity employer with no pay disparities based on protected classes.
We aspire to have a positive impact on the communities we serve by using our financial and volunteer resources and business expertise to help solve problems, prioritizing those that align with our strategic priorities, like support for the greater Denver community and alleviating food insecurity. Through our employee-led Ibotta Gives initiative, in 2025, our employees contributed more than 1,700 volunteer hours, and as a company, we donated more than $225,000 to charitable organizations. We also give back to the community through initiatives like our 100% cash back on Thanksgiving program, which has fed more than 11.5 million Americans since its inception. We are committed to the Denver community and believe in the value of in-person work. This year, we established a new corporate headquarters in downtown Denver, doubling down on our commitment to the Denver community. We also prioritize recruiting talent that is either located in, or willing to relocate to, Denver.
Governance
Our governance policies reflect our commitment to integrity and accountability. A majority of our Board of Directors qualify as independent under the corporate governance requirements of the New York Stock Exchange. As discussed above, we have adopted various corporate governance policies, including charters for the committees of our Board of Directors, Corporate Governance Guidelines, a Code of Business Conduct and Ethics, an Insider Trading Policy, and a Compensation Recovery Policy.

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Director Compensation
Our Outside Director Compensation Policy provides that all non-employee directors serving on the Audit, Compensation, and Nominating and Corporate Governance Committees will be entitled to receive the following cash compensation for their services on such committees:
•$40,000 retainer per year;
•$25,000 retainer per year for the Chair of the Board of Directors (as an employee director, Mr. Leach does not receive compensation in his role as Chairman of the Board of Directors);
•$25,000 retainer per year for the lead non-employee director;
•$20,000 retainer per year for the Chair of the Audit Committee or $10,000 retainer per year for each other member of the Audit Committee;
•$15,000 retainer per year for the Chair of the Compensation Committee or $7,500 retainer per year for each other member of the Compensation Committee; and
•$10,000 retainer per year for the Chair of the Nominating and Corporate Governance Committee or $5,000 retainer per year for each other member of the Nominating and Corporate Governance Committee.
Each non-employee director who serves as the Chair of a committee will receive only the additional annual fee as the Chair of the committee and will not receive the additional annual fee as a member of the committee. All cash payments to non-employee directors will be paid quarterly in arrears and will be prorated as needed to reflect the director's length of service.
In addition to the compensation structure described above, our Outside Director Compensation Policy provides the following equity incentive compensation program for non-employee directors. Each person who first becomes a non-employee director receives, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of RSUs covering a number of shares having a value equal to $400,000, rounded to the nearest whole share. Each initial award vests as to one-third of the RSUs on each anniversary of the grant date, in each case subject to continued service through each relevant vesting date. If the person was a member of our Board of Directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the non-employee director to an initial award.
On the date of each of our annual meetings of shareholders, each non-employee director who has provided continuous service as a non-employee director from the date that is six months before that annual meeting of shareholders through the date of that annual meeting of shareholders automatically is granted an award of RSUs having a grant value of $200,000, rounded to the nearest whole share. Each annual award vests as to 100% of the RSUs on the earlier of (i) the first anniversary of the date the award is granted or (ii) the day prior to the date of the annual meeting of shareholders next following the date the award was granted, in each case subject to continued service through the applicable vesting date.
At our last annual meeting of shareholders, we also granted Ms. Sheppard – who was then an employee director – an equity grant of RSUs for her service on our Board of Directors having a grant value of $200,000, rounded to the nearest whole share. Such grant will vest on the same terms as the awards granted to our non-employee directors.
With respect to equity awards granted to a non-employee director while such individual was a non-employee director, in the event of a change in control of our Company, the non-employee director will fully vest in and have the right to exercise his or her outstanding equity awards (including those granted pursuant to our Outside

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Director Compensation Policy). Additionally, with respect to equity awards with performance-based vesting granted to a non-employee director while such individual was a non-employee director, in the event of a change in control of our Company, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the non-employee director and us.
Our Outside Director Compensation Policy includes a maximum annual limit of $750,000 (or $1,000,000 for the fiscal year in which the individual begins service as a non-employee director), on the combined value of cash compensation and equity awards (based on the grant date fair value for purposes of this limit) that may be paid, issued, or granted to a non-employee director in any fiscal year. Any amounts received for services as an employee or as a consultant are excluded for purposes of these limits. Our Outside Director Compensation Policy provides for the reimbursement of our non-employee directors for reasonable, customary, and documented travel expenses to attend meetings of our Board of Directors and committees of our Board of Directors.
Compensation for our non-employee directors is not limited to the equity awards and payments set forth in our Outside Director Compensation Policy. Our non-employee directors remain eligible to receive equity awards and cash, or other compensation outside of the Outside Director Compensation Policy, as may be provided from time to time at the discretion of our Board of Directors.
The table below summarizes the compensation of each person serving as a non-employee director for the year ended December 31, 2025. Except as described herein, directors who are also our employees receive no additional compensation for their service as directors. Bryan Leach and Valarie Sheppard were our only employee directors during fiscal 2025. See the section titled “Executive Compensation” for additional information about each of Mr. Leach’s and Ms. Sheppard’s compensation.
Fiscal 2025 Non-Employee Director Compensation

Name	Fees Paid or Earned in Cash ($)	Stock Awards ($)(1)	Total ($)

Stephen Bailey	55,172	200,000	255,172

Amanda Baldwin	55,000	200,000	255,000

Amit Doshi	78,705	200,000	278,705

Thomas Lehrman	54,008	200,000	254,008

Larry Sonsini	45,000	200,000	245,000

1.The amounts reported in this column represent the aggregate grant date fair value of each award as calculated in accordance with Accounting Standards Codification (ASC) 718. The assumptions used in calculating the grant date fair value of the awards disclosed in this column are set forth in Note 11 to our audited financial statements for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K filed with the SEC on February 25, 2026. These amounts do not correspond to the actual value that may be recognized by the directors upon vesting of the applicable awards.

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The following lists all unexercised option awards (whether or not exercisable) and outstanding stock awards held by each person serving as a non-employee director as of December 31, 2025. All of the non-employee directors’ outstanding stock awards listed below remained unvested as of December 31, 2025.

Name	Aggregate Number of Shares Underlying Outstanding Options (#)	Aggregate Number of Shares Underlying Outstanding Stock Awards (#)

Stephen Bailey	—	7,059

Amanda Baldwin	40,810	7,059

Amit Doshi	—	7,059

Thomas Lehrman	—	7,059

Larry Sonsini	—	7,059

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PROPOSAL NO. 1: Election of Directors
Our Board of Directors is currently composed of seven members. We have a classified Board of Directors consisting of two classes with two directors each and one class with three directors, with each of our directors serving staggered three-year terms.
At each annual meeting of shareholders, the nominees for directors shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal.
Nominees
Our Nominating and Corporate Governance Committee has recommended, and our Board of Directors has approved, Amit Doshi and Larry Sonsini as nominees for election as Class II directors at the Annual Meeting. If elected, each of the nominees will serve as directors until the 2029 annual meeting of shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal. For information concerning the nominees, please see the section above titled “Board of Directors and Corporate Governance.”
If you are a shareholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Doshi and Mr. Sonsini. If you are a street name shareholder and you do not give voting instructions to your broker, bank, or nominee, they will leave your shares unvoted on this matter.
Vote Required
Each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors at the Annual Meeting. “Plurality” means that the two nominees who receive the largest number of votes cast “FOR” such nominees are elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of an abstain vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE CLASS II DIRECTOR NOMINEES NAMED ABOVE.

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PROPOSAL NO. 2: Non-Binding, Advisory Vote to Approve Compensation of Named Executive Officers
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) and SEC rules, we are providing our shareholders with the opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all our named executive officers and the philosophy, policies, and practices described in this proxy statement.
Vote Required
The Say-on-Pay vote is advisory, and therefore is not binding on us, our management, Compensation Committee, or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our management and Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors, management, and Compensation Committee value the opinions of our shareholders. To the extent there is a significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will endeavor to communicate with shareholders to better understand and consider the concerns that influenced the vote, and our management and Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided in the section titled “Executive Compensation,” and in particular the information discussed in the section titled “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Philosophy and Objectives,” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, IN AN ADVISORY (NON-BINDING) VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT.

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PROPOSAL NO. 3: Non-Binding, Advisory Vote on the Frequency of an Advisory Vote on Compensation of Named Executive Officers
The Dodd-Frank Act and Section 14A of the Exchange Act enable our shareholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our shareholders to indicate whether they would prefer an advisory vote every one year, two years, or three years. Alternatively, shareholders may abstain from casting a vote. After considering the benefits and consequences of each alternative, our Board of Directors recommends that the advisory vote on the compensation of our named executive officers be submitted to the shareholders every one year. In formulating its recommendation, our Board of Directors considered that compensation decisions are made annually and that an annual advisory vote on the compensation of our named executive officers will allow shareholders to provide more frequent and direct input on our compensation philosophy, policies, and practices.
Vote Required
The alternative among one year, two years, or three years that receives the highest number of votes cast at the Annual Meeting by shareholders entitled to vote thereon will be deemed to be the frequency preferred by our shareholders. Abstentions and broker non-votes will have no effect on this proposal.
While our Board of Directors believes that its recommendation is appropriate at this time, the shareholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether non-binding future shareholder advisory votes on the compensation of our named executive officers should be held every one year, two years, or three years.
Although the vote is non-binding, our Board of Directors and our Compensation Committee value the opinions of our shareholders in this matter and, to the extent there is any significant vote in favor of one time period over another, will consider the outcome of this vote when making future decisions regarding the frequency of holding future shareholder advisory votes on the compensation of our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE TO HOLD FUTURE SHAREHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY ONE YEAR.

Ibotta, Inc.	28	2026 Proxy Statement

PROPOSAL NO. 4: Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed KPMG, an independent registered public accounting firm, to audit our financial statements for our fiscal year ending December 31, 2026. KPMG has served as our independent registered public accounting firm since 2020.
At the Annual Meeting, our shareholders are being asked to ratify the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026. Our Audit Committee is submitting the appointment of KPMG to our shareholders because we value our shareholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Notwithstanding the appointment of KPMG, and even if our shareholders ratify the appointment, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our Audit Committee believes that such a change would be in the best interests of our Company and our shareholders. If our shareholders do not ratify the appointment of KPMG, our Board of Directors may reconsider the appointment. Representatives of KPMG will be present at the Annual Meeting, have an opportunity to make a statement, and be available to respond to appropriate questions from our shareholders.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to our Company by KPMG for our fiscal years ended December 31, 2025 and 2024.

$ in thousands	2025	2024

Audit Fees(1)	1,625	1,585

Audit-Related Fees(2)	—	—

Tax Fees(3)	—	—

All Other Fees	—	—

Total Fees	1,625	1,585

1.Audit Fees consist of fees for professional services provided in connection with the audit of our annual financial statements, review of our quarterly financial statements, and statutory and regulatory filings or engagements. For the fiscal year ended December 31, 2024, this category also included fees for services provided in connection with our initial public offering.
2.Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” KPMG did not provide any such services during the fiscal years ended December 31, 2025 and December 31, 2024.
3.Tax fees include fees related to services for tax compliance, tax advice, and tax planning. KPMG did not provide any such services during the fiscal years ended December 31, 2025 and December 31, 2024.
Auditor Independence
In our fiscal year ended December 31, 2025, there were no other professional services provided by KPMG, other than those listed above, and there were no professional services provided by KPMG that would have required our Audit Committee to consider their compatibility with maintaining the independence of KPMG.

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Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our Audit Committee is required to pre-approve all audit services and permissible non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the public accountants’ independence. All services provided by KPMG for our fiscal years ended December 31, 2025 and December 31, 2024, which include all fees for audit services, were pre-approved by our Audit Committee in accordance with the policy.
Vote Required
With respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for our fiscal year ending December 31, 2026, the affirmative vote of a majority of the voting power of the shares of our common stock cast affirmatively or negatively shall be the act of the shareholders. Abstentions and broker non-votes will not be considered as votes cast for or against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

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Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025 – as well as management's assessment of the effectiveness of internal control over financial reporting and KPMG LLP's evaluation of the same – with our management and KPMG, our independent registered public accounting firm. The Audit Committee has also reviewed and discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. The Audit Committee has also received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with KPMG its independence. Based on the foregoing, the Audit Committee has recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and be filed with the SEC.

Respectfully submitted by the members of the Audit Committee:
Valarie Sheppard (Chair)
Amit Doshi
Thomas Lehrman
The information contained in this report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this report shall be deemed to be incorporated by reference into any filing of Ibotta under the Securities Act of 1933, as amended (Securities Act) or the Exchange Act through any general statement incorporating by reference in its entirety this proxy statement in which this report appears, except to the extent that Ibotta specifically incorporates this report or a portion of it by reference.

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Executive Officers
The following table identifies certain information about our executive officers as of April 7, 2026. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Position

Bryan Leach	48	Founder, Chief Executive Officer, President, and Chairman

Matt Puckett	52	Chief Financial Officer and Interim Principal Accounting Officer

Marisa Daspit	48	Chief People Officer

Amir El Tabib	40	Chief Business Development Officer

Chris Riedy	50	Chief Revenue Officer

David Shapiro	56	Chief Legal Officer and Corporate Secretary

Luke Swanson	45	Chief Technology Officer

For Mr. Leach’s biography, see the section above titled “Continuing Directors.”
Matt Puckett, Chief Financial Officer and Interim Principal Accounting Officer. Mr. Puckett has served as our Chief Financial Officer since August 2025 and as our Interim Principal Accounting Officer since October 2025. Previously, Mr. Puckett served as Executive Vice President and Chief Financial Officer of VF Corporation (NYSE: VFC), a multi-billion-dollar global leader in branded lifestyle apparel and footwear from June 2021 to July 2024, where he oversaw corporate finance, investor relations, financial planning, and M&A, and as Vice President – Global Financial Planning & Analysis, from June 2019 to May 2021. Over his 23-year tenure at VF Corporation, Mr. Puckett held multiple operating Chief Financial Officer roles and has extensive experience in aligning financial strategy and capital allocation with business objectives. Mr. Puckett earned his Bachelor of Science in Accounting from the University of Virginia at Wise.
Marisa Daspit, Chief People Officer. Ms. Daspit has served as our Chief People Officer since December 2021. Previously, she served as our Senior Vice President of People from July 2020 to December 2021, our Head of People from July 2019 to July 2020, and our Director of Talent Management from December 2018 to July 2019. Ms. Daspit served as a Founding Member of CPOHQ, a platform for Chief People Officers to learn from each other from June 2020 to December 2021. Prior to Ibotta, Ms. Daspit served as Director, Organizational Effectiveness at Welltok, Inc., a healthcare consumer activation platform from September 2017 to December 2018. Ms. Daspit holds a Master of Arts, Instructional Learning Technologies from the University of Colorado Denver and a Bachelor of Science from the University of Phoenix.
Amir El Tabib, Chief Business Development Officer. Mr. El Tabib has served as our Chief Business Development Officer since December 2022. Previously, he served as our Senior Vice President of Business Development from December 2020 to December 2022, our Vice President of Business Development from January 2020 to December 2020, our Senior Director, Retail Partnerships from July 2017 to January 2020, our Director, Retail Partnerships from January 2017 to July 2017, and our Account Executive, Retail Partnerships from February 2016 to December 2016. Mr. El Tabib holds Bachelor’s degrees in Political Science and Business Administration from the University of Colorado Boulder and a Master of Business Administration from the University of Chicago Booth School of Business.
Chris Riedy, Chief Revenue Officer. Mr. Riedy has served as our Chief Revenue Officer since January 2025. Prior to Ibotta, Mr. Riedy was Chief Revenue Officer at tvScientific, Inc., a platform that makes TV advertising

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accessible and measurable for brands and apps of all sizes, from December 2023 to December 2024. Mr. Riedy worked at Twitter, Inc., a social networking service, as Global Head of Sales and Marketing from November 2022 to October 2023, as Vice President, EMEA, from December 2020 to November 2022, and as Managing Director, U.S. Sales, from February 2018 to December 2020. Mr. Riedy holds a Bachelor of Arts degree from Denison University and a Master of Business Administration from Santa Clara University.
David Shapiro, Chief Legal Officer and Corporate Secretary. Mr. Shapiro has served as our Chief Legal Officer and Corporate Secretary since March 2024. Prior to Ibotta, Mr. Shapiro served as Executive Vice President and General Counsel of Vail Resorts, Inc., (NYSE: MTN), a mountain resort company, from July 2015 to February 2024. Mr. Shapiro previously served as General Counsel and Senior Vice President for DaVita Inc., (NYSE: DVA), a provider of dialysis services and integrated health care management services, as Chief Special Counsel from 2012 to 2013, and as Senior Vice President and Chief Compliance Officer from 2008 to 2012. From 2003 to 2007, he served as a trial attorney for the U.S. Department of Justice’s Civil Frauds Section in Washington, D.C. and, prior to that, in private practice at law firms in Connecticut, Philadelphia, and Washington, D.C. Mr. Shapiro currently serves as a member of the board of trustees for Colorado Academy and is Chair of the Risk Committee. He has previously served on other private and non-profit boards, including the Children's Hospital Colorado, the Denver Public School Foundation, and the Denver Metro Chamber of Commerce. Mr. Shapiro holds a Bachelor’s degree in Economics from Trinity College and a J.D. from the University of Connecticut School of Law.
Luke Swanson, Chief Technology Officer. Mr. Swanson has served as our Chief Technology Officer since January 2013 and is a member of our founding team. He was previously our Vice President of Engineering from April 2012 to January 2013. Before Ibotta, Mr. Swanson was Vice President of Engineering at Photobucket Corp., an image and video hosting website, from December 2009 to April 2012. Mr. Swanson holds a Bachelor’s degree in Computer Science from the University of Colorado Boulder.

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Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information regarding our fiscal 2025 executive compensation program. It also provides an overview of our executive compensation philosophy, together with our compensation policies and practices. This section describes the material elements of our executive compensation program during fiscal 2025, including the factors the Compensation Committee and our Board of Directors considered in determining compensation for our named executive officers.
Our named executive officers for fiscal 2025 were:
•Bryan Leach, our Founder, Chief Executive Officer, President, and Chairman;
•Matt Puckett, our Chief Financial Officer and Interim Principal Accounting Officer;
•Chris Riedy, our Chief Revenue Officer;
•David Shapiro, our Chief Legal Officer;
•Luke Swanson, our Chief Technology Officer;
•Valarie Sheppard, our former Interim Chief Financial Officer and current director;
•Sunit Patel, our former Chief Financial Officer; and
•Richard Donahue, our former Chief Marketing Officer.
Fiscal 2025 Leadership Changes
As previously disclosed, certain leadership changes occurred in fiscal 2025, including:
•Chris Riedy joined as our Chief Revenue Officer, effective January 13, 2025;
•Richard Donahue resigned as our Chief Marketing Officer, effective September 12, 2025;
•Sunit Patel resigned as our Chief Financial Officer, effective March 14, 2025, and remained employed with the Company through March 28, 2025;
•Valarie Sheppard, a member of our Board of Directors, assumed the position of the Company’s Interim Chief Financial Officer while a formal search process to identify and appoint a permanent Chief Financial Officer was conducted. Ms. Sheppard served as our Interim Chief Financial Officer from March 14, 2025, through August 25, 2025, while remaining a member of our Board of Directors. Following her service as Interim Chief Financial Officer, Ms. Sheppard resumed her previous roles as lead independent director, Chair of the Audit Committee, and member of the Compensation Committee; and
•Matt Puckett was appointed as our Chief Financial Officer effective August 25, 2025, and as our Interim Principal Accounting Officer, effective October 13, 2025.
Executive Summary
Who We Are
Ibotta’s mission is to Make Every Purchase Rewarding. We accomplish this by delivering digital promotions to consumers through the IPN. We source digital promotions from our clients, which are primarily CPG brands,

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and distribute these promotions to consumers via our network of publishers, which is enabled by our technology platform. We have strategic relationships with Walmart, Dollar General Corporation, Family Dollar Stores, Inc., Maplebear, Inc. (Instacart), and DoorDash, Inc., among others, who are third-party publishers on the IPN and use our content to power their digital offer programs on a white-label basis. We also host offers on Ibotta’s direct-to-consumer properties, which include the Ibotta-branded cash back mobile app, website, and browser extension (collectively, direct-to-consumer (D2C), which is part of the IPN). Within D2C, we also partner with affiliate networks to access offers from certain retailer advertisers so consumers can earn cash back on a percentage of their total basket spend at those retailers.
As of December 31, 2025, we worked with over 900 clients, representing over 3,100 CPG brands, to source exclusive digital offers. Most of our offers cover products in non-discretionary categories, such as grocery, but we also source offers for general merchandise categories, such as toys, clothing, beauty, electronics, pet, and home goods.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent.
The following summarizes our executive compensation policies and practices that were in effect during fiscal 2025:

What We Do:	What We Don’t Do:

Maintain an Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who establish our compensation policies and practices.
No Executive Retirement Plans. We do not offer defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers, other than the plans and arrangements that are available to all employees.

Retain an Independent Compensation Advisor. The Compensation Committee has engaged Compensia, an independent compensation consultant, to provide information, analysis, and compensation advice, independent of management. Compensia performed no other consulting or other services to us in fiscal 2025.
No Perquisites. We do not provide perquisites and other personal benefits to our named executive officers.

Annual Executive Compensation Review. The Compensation Committee reviews and approves our executive compensation strategy on an annual basis, including a review of our compensation peer group, and conducts an annual review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking.

No Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

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What We Do:	What We Don’t Do:
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our named executive officers’ compensation is “at-risk” based on corporate performance, as well as equity-based, to align the interests of our named executive officers and our shareholders.
No Hedging or Pledging. We prohibit our employees (including our named executive officers) and the non-employee members of our Board of Directors from hedging or pledging our securities.

Compensation Recovery (Clawback) Policy. We maintain a New York Stock Exchange-compliant clawback policy governing both cash and equity compensation.

Health and Welfare Benefits. Our named executive officers participate in broad-based Company-sponsored health and welfare benefit programs on the same basis as our other full-time, salaried employees.
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Our aim is to provide an executive compensation program that is competitive, rewards achievement of business objectives, and aligns our named executive officers’ interests with the interests of our shareholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•Provide compensation and benefits that will attract, retain, motivate, and reward a highly talented team of executive officers;
•Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•Align the interests and objectives of our executive officers with those of our shareholders by linking their long-term equity incentive compensation opportunities to long-term shareholder value creation, and their cash incentives to our annual performance.
We structure the annual compensation of our named executive officers using three principal elements – base salary, annual cash bonus opportunities, and long-term equity incentive opportunities in the form of equity awards, in order to align the interests of our named executive officers and shareholders and to link pay with performance.
We have not adopted policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. As described below, the Compensation Committee considers a variety of factors in determining, or recommending to our Board of Directors for approval, the appropriate yearly mix among such compensatory elements, including our compensation philosophy and the value of outstanding equity awards granted in prior years.
Pay-for-Performance
We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers with the goal of aligning their

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interests with those of our shareholders. To achieve this alignment and to motivate and reward individual initiative and effort, a substantial portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”
We emphasize variable compensation that appropriately rewards our executive officers through two separate compensation elements:
•Our annual cash bonus plan, which provides cash payments if our executive officers produce short-term financial, operational, and/or strategic results that meet or exceed the pre-established objectives; and
•Equity-based awards, which represent a majority of our executive officers’ annual target total direct compensation opportunities, the value of which depends entirely on the value of our common stock, incentivizing our executive officers to build sustainable long-term value for the benefit of our shareholders.
These pay elements are intended to result in a substantial portion of our executive officers’ annual target total direct compensation opportunities being contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.
We believe that this design provides balanced incentives for our executive officers to drive financial performance and long-term growth. The Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers and the amount of realizable and realized value from such awards in subsequent years.
Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee provides oversight of our compensation policies, plans, benefits programs, and our overall compensation philosophy. The Compensation Committee is empowered to review and approve, or when appropriate, recommend to our Board of Directors for approval, the annual compensation and compensation plans, policies, and practices applicable to our named executive officers. The Compensation Committee is also responsible for administering our incentive and equity compensation plans.
In performing its duties and responsibilities, the Compensation Committee evaluates our compensation plans, policies, and practices, focusing on the extent to which they reflect our executive compensation philosophy, develops strategies, and makes decisions or recommendations to our Board of Directors that are consistent with the development of best compensation practices and aligned with our shareholders’ interests.
The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed, revised, and updated as warranted. The charter is available on our website at investors.ibotta.com.
The Compensation Committee has delegated to our Chief Executive Officer, as a single-person committee, the authority to grant Company equity-based awards to employees who are at or below the level of Senior Vice President and are not Section 16 officers or executive direct reports of the Chief Executive Officer, subject to individual, aggregate, and annual share limitations.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant to assist the Compensation Committee in discharging its responsibilities by providing information, analysis, and other guidance relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the Compensation Committee and its chair and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

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For fiscal 2025, the Compensation Committee retained Compensia to serve as its compensation consultant to advise on executive compensation matters – including competitive market pay practices for our executive officers – and with the data analysis and selection of the compensation peer group.
During fiscal 2025, Compensia attended Compensation Committee meetings (both with and without management present) and provided various services, including:
•The review, analysis, and updating of our compensation peer group;
•The review and analysis of the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our named executive officers against competitive market data based on the companies in our compensation peer group and selected compensation surveys;
•An analysis of our equity utilization;
•Consultation with the Compensation Committee chair and other members between Compensation Committee meetings; and
•Support on other ad hoc matters throughout the year.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that Compensia is independent from management. This review process included a review of the services that Compensia provided, the quality of those services, and the fees associated with the services provided during fiscal 2025. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), the New York Stock Exchange listing standards, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Role of Management
In carrying out its responsibilities, the Compensation Committee meets with our management or other employees, including our Chief Executive Officer, as part of the compensation planning and administration process throughout the year. Management assists the Compensation Committee by providing information on corporate and individual performance, compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our Chief Executive Officer’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our named executive officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year. The Compensation Committee reviews and discusses our Chief Executive Officer’s recommendations for executives other than himself and considers those recommendations as one factor in determining and approving, or recommending to the Board of Directors for approval, the compensation of our executive officers. While the Compensation Committee may solicit input from our Chief Executive Officer on his expectations regarding his own compensation, the Compensation Committee deliberates and makes decisions or recommendations to the Board of Directors with respect to our Chief Executive Officer’s compensation without him present. Members of management, including our Chief Executive Officer, attend the meeting of our Board of Directors and the Compensation Committee at which management compensation matters are addressed, but leave the meetings as appropriate when matters of executive compensation specific to them are discussed.
Advisory Shareholder Vote to Approve Named Executive Officers’ Compensation
This is the first year our shareholders will have the opportunity to participate in a non-binding vote to approve the compensation of our named executive officers. Our Board of Directors and the Compensation Committee

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will consider the outcome of this advisory vote, as well as feedback received from our shareholders throughout the year, when making future compensation decisions for our named executive officers.
Competitive Positioning
The Compensation Committee believes that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. The Compensation Committee reviews and considers the practices of a select group of peer companies for purposes of evaluating executive compensation levels, executive pay design practices, Board of Directors compensation, and total equity utilization. The Compensation Committee reviews the executive compensation peer group on an annual basis prior to conducting market assessments. The compensation peer group consists of companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is one of several factors that the Compensation Committee considers in making its decisions or recommendations to the Board of Directors with respect to the compensation of our named executive officers.
The companies in the compensation peer group for fiscal 2025 were approved by the Compensation Committee, with the advice and input from Compensia, in the fall of 2024. In approving the compensation peer group, the Compensation Committee and Compensia considered the following primary criteria:
•U.S.-headquartered, publicly traded companies;
•Companies with a primary focus on software, internet and direct marketing, retail, advertising, and interactive media and services;
•Similar revenues within a range of approximately 0.8x to 3.0x of our then-trailing four fiscal quarters’ revenue of approximately $355 million; and
•Similar market capitalization within a range of approximately 0.6x to 4.1x of our then-market capitalization of approximately $1.675 billion.
After evaluating the 2024 peer companies against these criteria, the Compensation Committee removed AppFolio, Duolingo, EngageSmart, Klaviyo, and Procore Technologies and approved the compensation peer group for use in 2025, consisting of:

Amplitude*	Flywire	Remitly Global
Braze	GoodRx*	Smartsheet
C3.ai	LiveRamp Holdings*	SproutSocial
Clearwater Analytics	Magnite*	Vertex
Coursera*	MeridianLink*	Workiva
DoubleVerify	QuinStreet*
*Not included in the 2024 compensation peer group and added to the 2025 compensation peer group
The Compensation Committee used data drawn from the companies in our compensation peer group, as well as data from custom data cuts drawn from the Radford Global Technology Survey database and from Compensia’s proprietary database, to evaluate the competitive market when determining the total direct compensation packages for our named executive officers, including base salary, target annual cash bonus opportunities, and long-term incentive compensation opportunities.

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Compensation Setting
Each year, the Compensation Committee conducts a review of the compensation arrangements of our executive officers. As part of this review, the Compensation Committee evaluates the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers and all related performance criteria.
The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers. In making decisions about the compensation of our executive officers, the members of the Compensation Committee rely primarily on their general experience and subjective consideration of various factors, including:
•our executive compensation program objectives;
•our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;
•each individual executive officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group and/or selected broad-based compensation surveys;
•the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;
•the potential of each individual executive officer to contribute to our long-term financial, operational, and strategic objectives;
•the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each named executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and
•the recommendations of our Chief Executive Officer with respect to the compensation of our executive officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable. The members of the Compensation Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their decisions or recommendations to our Board of Directors.
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our named executive officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies – to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment – as well as more broad-based compensation surveys to gain a general understanding of market compensation levels.

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Compensation Elements
Generally, our executive compensation program consists of three principal elements – base salary, annual cash bonus opportunities, and long-term incentive compensation in the form of equity awards:

Element	Type of Element	Compensation Element	Objective

Base Salary	Fixed	Cash	Designed to attract and retain executives by providing fixed compensation amounts that are competitive in the market and reward performance
Annual Cash Bonuses	Variable	Cash	Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives
Long-Term Equity Incentive Compensation	Variable	Equity awards in the form of RSUs	Designed to align the interests of our executives and our shareholders by motivating them to create sustainable long-term shareholder value
Base Salary
Base salary represents the fixed portion of the compensation of our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. We use base salary to provide each named executive officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our named executive officers through arm’s-length negotiation at the time the individual is hired into the role, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our named executive officers each year as part of its annual review of our executive compensation program, with input from our Chief Executive Officer (except with respect to his own base salary) and makes adjustments or recommendations to the Board of Directors as it determines to be reasonable and necessary to reflect the scope of a named executive officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.
In November 2024, the Compensation Committee reviewed the base salaries of our then-current named executive officers, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of the Chief Executive Officer (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee made recommendations to our Board of Directors regarding adjustments to the base salaries of each of our then-current named executive officers to bring their base salaries to levels that were comparable to those of similarly situated executives in the competitive marketplace. In December 2024, our Board of Directors approved the base salaries of our then-current named executive officers based on the recommendation of the Compensation Committee.
At the time we hired Messrs. Puckett and Riedy, the Compensation Committee, or the Board of Directors in the case of Mr. Riedy, considered market data provided by Compensia, including data from our peer group, in setting their base salaries. Ms. Sheppard’s base salary as Interim Chief Financial Officer was determined by the Board of Directors and Compensation Committee, with input from Compensia, after reviewing market data for

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interim chief financial officer compensation packages in similar circumstances, including emphasizing fixed cash compensation over variable compensation given the interim nature of the role.
The annual base salaries of our named executive officers as determined for 2025 were as follows:

Named Executive Officer	2024 Annual Base Salary ($)	2025 Annual Base Salary ($)	Percentage Adjustment (%)

Bryan Leach	523,000	553,000	5.7

Matt Puckett(1)	—	550,000	—

Chris Riedy(1)	—	500,000	—

David Shapiro	450,000	460,000	2.2

Luke Swanson	455,000	465,000	2.2

Valarie Sheppard(1)	—	930,000	—

Sunit Patel(1)	395,000	415,000	5.1

Richard Donahue(1)	318,000	328,000	3.1

1.The amount of base salary actually paid to the applicable named executive officer during 2025 is prorated based on the number of days the named executive officer was employed with us during 2025 and is reflected in the “Base Salary” column of the “Summary Compensation Table” below.
Annual Cash Bonuses
Each of our named executive officers (other than Ms. Sheppard) participated in our 2025 bonus plan (2025 Bonus Plan) and was eligible to receive an annual cash incentive under the 2025 Bonus Plan. Ms. Sheppard did not participate in the 2025 Bonus Plan given her expected duration as Interim Chief Financial Officer.
Under the 2025 Bonus Plan, annual cash bonus opportunities and payments were based upon an eligible percentage of each participant’s base salary. In November 2024, the Compensation Committee reviewed the target annual cash bonus opportunities of our then-current named executive officers, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our Chief Executive Officer (except with respect to his own target annual cash bonus opportunity) as well as the other factors described above. Following this review, the Compensation Committee recommended to our Board of Directors that no adjustments be made to the 2025 target annual cash bonus opportunity (as a percentage of base salary) of each of our then-current named executive officers. In December 2024, our Board of Directors approved the 2025 target annual cash bonus opportunity for each of our then-current named executive officers based on the recommendation of the Compensation Committee.
At the time we hired Messrs. Puckett and Riedy, the Compensation Committee, or the Board of Directors in the case of Mr. Riedy, considered market data provided by Compensia, including data from our peer group, in setting their annual cash bonus opportunity.

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The target bonus amounts for our named executive officers for fiscal 2025 were as follows:

Named Executive Officer	2024 Target Incentive (%)	2025 Target Incentive (%)	Percentage Adjustment (%)

Bryan Leach	100	100	—

Matt Puckett(1)	—	81.8	—

Chris Riedy(2)	—	100	—

David Shapiro	55.5	55.5	—

Luke Swanson	100	100	—

Valarie Sheppard(3)	—	—	—

Sunit Patel(4)	100	100	—

Richard Donahue(5)	75	75	—

1.Mr. Puckett’s employment started on August 25, 2025, and under the terms of his offer letter, his 2025 bonus was guaranteed at target.
2.Mr. Riedy’s employment started on January 13, 2025.
3.Ms. Sheppard served as our Interim Chief Financial Officer from March 14, 2025, through August 25, 2025, and was not eligible to participate in the 2025 Bonus Plan.
4.Mr. Patel’s employment ended March 28, 2025.
5.Mr. Donahue’s employment ended September 12, 2025.
2025 Bonus Plan
Under our 2025 Bonus Plan, eligible employees were able to earn cash bonuses based on our achievement of 2025 annual targets for Adjusted EBITDA of $121 million and revenue of $404 million, which were weighted equally, and contingent on the Company achieving 70% of the 2025 Bonus Plan revenue goal. If we achieved 75% of the annual target for an applicable performance measure, the 2025 Bonus Plan payout percentage with respect to that measure was 75% scaling up linearly to a 125% payout percentage at 125% achievement of the annual target for that performance measure.
We selected these two performance measures because we believe they are indicators of both top-line and bottom-line financial performance and provide incentives that drive the efficient, long-term growth of the Company. In establishing the performance goals and associated payout levels under our 2025 Bonus Plan, we considered exceptional performance to be necessary to achieve the Adjusted EBITDA and revenue targets.
Under our 2025 Bonus Plan: “Adjusted EBITDA” was defined as earnings before interest income, net, provision for (benefit from) income tax, and depreciation and amortization, and excludes stock-based compensation, change in fair value of derivative, loss on debt extinguishment, restructuring charges, and other expense, net, as reported in our Annual Report on Form 10-K filed with the SEC on February 26, 2026.
“Revenue” was defined as GAAP revenue, as reported in our Annual Report on Form 10-K filed with the SEC on February 26, 2026.
In addition, our Compensation Committee had the discretion to adjust bonus payouts payable under the 2025 Bonus Plan based on a comprehensive assessment of both individual and organizational performance and did not exercise this discretion in 2025, except as described in the next paragraph. Payments to each named executive officer under our 2025 Bonus Plan were capped at 125% of the named executive officer’s annual target bonus opportunity.

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Following the end of 2025, the Compensation Committee reviewed our performance against the Adjusted EBITDA and revenue performance measures and certified for 2025 Adjusted EBITDA of $63.3 million (which reflects an adjustment to the reported number to exclude a one-time, non-recurring expense) and revenue of $342.4 million. Based on these results, our Board of Directors approved bonuses of 69% of the target amount for each named executive officer (other than Messrs. Puckett and Riedy) that remained employed by us at that time. Pursuant to the terms of his new hire offer letter with the Company, Mr. Puckett’s annual bonus was prorated and guaranteed at target for 2025. Pursuant to the terms of his incentive arrangement with the Company, Mr. Riedy’s 2025 bonus was calculated and paid on a semi-annual basis with the bonus amount determined based on Adjusted EBITDA and revenue results for each half of the year as measured against the applicable half-yearly targets. The Compensation Committee approved Company performance for the first half of 2025 resulting in an 89.5% payout and Company performance for the second half of 2025 resulting in a 56.82% payout, resulting in an average payout of 73.16% against target for Mr. Riedy. Both Messrs. Donahue’s and Patel’s employment with us ended prior to the end of 2025, and neither individual received any bonus for 2025.
The actual bonus amounts payable to our named executive officers under the 2025 Bonus Plan are set forth below and in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”

Named Executive Officer	2025 Bonus Amount ($)

Bryan Leach	381,570

Matt Puckett	159,041(1)

Chris Riedy	365,800

David Shapiro	176,157

Luke Swanson	320,850

Valarie Sheppard	—(2)

Sunit Patel	—

Richard Donahue	—

1.Pursuant to the terms of his new hire offer letter with the Company, Mr. Puckett’s annual bonus was prorated and guaranteed at target for 2025.
2.Ms. Sheppard did not participate in the 2025 Bonus Plan but received a cash bonus of $36,000 for her service as a director that was paid after her resignation as Interim Chief Financial Officer.
Long-Term Equity Incentive Compensation
We view long-term equity incentive compensation as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our shareholders. Equity awards also help us retain qualified executive officers in a competitive market.
The amount, forms, and vesting terms of the equity awards granted to our executive officers are determined by the Compensation Committee after considering a competitive market analysis prepared by Compensia, the recommendation of our Chief Executive Officer (other than with respect to his own award), and the factors described above. The size of the equity awards is also intended to be competitive and result in target total direct compensation opportunities that the Compensation Committee believes are reasonable and appropriate.
In January 2025, the Compensation Committee approved equity grants in the form of time-based RSUs covering our Class A common stock to Bryan Leach, David Shapiro, Luke Swanson, Sunit Patel, and Richard Donahue.

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Separately, the Compensation Committee approved new hire awards in the form of time-based RSUs for Mr. Riedy, effective January 24, 2025, for Ms. Sheppard, effective March 27, 2025, and for Mr. Puckett, effective September 29, 2025. Additionally, because Ms. Sheppard was no longer eligible to receive an equity award under our Outside Director Compensation Policy during her employment with us, and in consideration of her continued service on our Board of Directors during this time, in May 2025, Ms. Sheppard received an equity award in the form of time-based RSUs with a grant date fair value of approximately $200,000, representing the annual equity award Ms. Sheppard would have received under the Outside Director Compensation Policy if she had not been serving as our Interim Chief Financial Officer.
The Compensation Committee differentiated award amounts based on a competitive market analysis for the executive officers’ respective positions prepared by Compensia, negotiated offer letters with new hires, internal equity, past performance, and expected future contributions. The equity awards granted to our named executive officers in 2025 were as follows:

Named Executive Officer	Number of Restricted Stock Units (#)

Bryan Leach	148,654

Matt Puckett	336,826

Chris Riedy	132,384

David Shapiro	37,683

Luke Swanson	96,625

Valarie Sheppard	37,102

Sunit Patel	96,625

Richard Donahue	59,461

The unvested portion of the grants for Messrs. Patel and Donahue were forfeited in connection with their resignation of employment in 2025.
The grant date fair values of these awards are included in the “Stock Awards” column of the “Summary Compensation Table," and the vesting schedules for these awards are included in the “Outstanding Equity Awards at Fiscal Year-End” table below.
Welfare and Health Benefits
We maintain a tax-qualified 401(k) retirement plan for all U.S. employees. Under our 401(k) plan, employees may elect to defer up to 90% of eligible compensation, subject to applicable annual Internal Revenue Code (Code) limits, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan authorizes employer safe harbor contributions. We intend for our 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that pre-tax contributions by employees to our 401(k) plan and income earned on those contributions are not taxable to employees until distributed from our 401(k) plan and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.
Our named executive officers are eligible to participate in the same employee benefits plans, and on the same terms and conditions, as all other full-time, salaried U.S. employees. These benefits include medical, dental, and vision insurance, an employee assistance program, life insurance, accidental death and dismemberment insurance, and short-term and long-term disability insurance. All of these benefits are provided to our named executive officers on the same basis as to all our employees.

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We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed, based upon regular monitoring of applicable laws and practices, changes to the working arrangements of our employees, and the competitive market.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our named executive officers.
In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Practices with Regard to Timing of Equity Awards
Our Board of Directors and Compensation Committee do not take material nonpublic information into account when determining the timing and terms of equity grants. In accordance with our policy and practice regarding the timing of equity grants, we avoid timing equity grants based on the release of material non-public information. We did not grant stock options to any of our named executive officers in 2025 and have never granted stock appreciation rights.
Compensation Recovery Policy
In February 2024, our Compensation Committee adopted a compensation recovery (clawback) policy in compliance with the New York Stock Exchange and SEC rules requiring public companies to recover excess incentive-based compensation, in the event of an accounting restatement, from any individual who is or was ever designated an “officer” by our Board of Directors in accordance with Rule 16a-1(f) of the Exchange Act. Consistent with the requirements, our policy requires that if we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements, we must claw back from covered officers any incentive-based compensation received by them on or after October 2, 2023, and during the applicable covered period (which generally includes the three completed fiscal years prior to the restatement date) that was in excess of what they would have received had their incentive compensation been determined based on the restated amounts.
Employment Arrangements
In connection with our initial public offering, we entered a new employment letter with each of our then-current named executive officers, and we entered employment offer letters with our remaining named executive officers in connection with their initial employment with us. Each of these arrangements was approved on our behalf by the Compensation Committee or our Board of Directors.
In filling each of our executive positions, the Compensation Committee or our Board of Directors, as applicable, recognized that we would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, the Compensation Committee or our Board of Directors were sensitive to the need to integrate new executive officers into the executive compensation structure, balancing both competitive and internal equity considerations.
Each of our employment arrangements do not have a specific term and provide for at-will employment. Certain of our executive officers are also eligible to enter into change in control and severance agreements with the company. These post-employment compensation terms are discussed in the section titled “Post-Employment Compensation” below.

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Post-Employment Compensation
We entered into change in control and severance agreements with our named executive officers (other than Ms. Sheppard), which provide for certain severance and change in control benefits as described therein. These agreements provide certain protections in the event of a termination of employment under specified circumstances, including following a change in control of the company. We did not enter into a change in control and severance agreement with Ms. Sheppard given the expected duration of her role as Interim Chief Financial Officer.
We believe that these protections were necessary to induce these individuals to accept a demanding position with the Company and help retain them. These arrangements provide reasonable compensation to an executive officer if they leave our employ under certain circumstances to facilitate the transition to new employment. Further, in some instances, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain our executive officers’ continued focus and dedication to their duties. The terms and conditions of the change in control and severance agreements were approved by our Board of Directors after an analysis of competitive market data.
All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction. The change in control and severance agreements do not require us to provide any tax gross-up payments.
Prohibition of Hedging and Pledging of Securities
Our Insider Trading Policy, applies to our employees (including our executive officers and the non-employee members of the Board of Directors) and among other things, prohibits short sales, engaging in transactions in publicly traded options (such as puts and calls) and other derivative securities relating to our common stock, pledging our securities as collateral for any loan or as part of any other pledging transaction, or holding the Company’s common stock in a margin account. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding our securities.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their Chief Executive Officer and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the Code, subject to certain exceptions, including certain compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering.
The Compensation Committee has not adopted a policy that all equity or other compensation must be deductible. In approving the amount and form of compensation for our executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m) of the Code. The Compensation Committee may, in its judgment, approve compensation that may not be deductible for federal income tax purposes when it believes that such compensation is in our best interests or the best interests of our shareholders.

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Taxation of Parachute Payments and Deferred Compensation
We do not provide, and have no obligation to provide, any of our named executive officers with a “gross-up” payment for any tax liability he or she might owe because of the application of Sections 280G, 4999 or 409A of the Code. If any of the payments or benefits provided for under the change in control and severance agreements or otherwise payable to a named executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to our named executive officer.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into consideration in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date fair value of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Compensation Risk Assessment
The Compensation Committee examines and considers potential risks when approving, or recommending for approval to our Board of Directors, our compensation plans, policies, and practices for our executive officers. Because our employees’ base salaries are set, we do not believe they incentivize unnecessary risks. While our annual cash bonuses are geared towards achieving short-term Company goals, we believe that they appropriately balance risk with the desire to focus on short-term goals that are important to our long-term success. Our long-term incentives, in the form of equity awards, are vital to further align our employees’ interests with those of our shareholders. Given that such time-based awards generally have multi-year vesting timelines and that ultimately their final value is connected to our stock price, we do not believe they encourage excessive or unnecessary risk-taking. Based on this analysis, the Compensation Committee believes that the design of our compensation program encourages our named executive officers to remain focused on both short-term and long-term strategic goals, and that any risks associated with our program are unlikely to have a substantially negative impact on us.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for our fiscal year ended December 31, 2025.
Respectfully submitted by the members of the Compensation Committee of the Board of Directors:
Amanda Baldwin (Chair)
Stephen Bailey
Valarie Sheppard

Ibotta, Inc.	48	2026 Proxy Statement

Summary Compensation Table
The following table sets forth information regarding the compensation of our named executive officers for the year ended December 31, 2025, December 31, 2024, and December 31, 2023. Messrs. Puckett, Riedy, Shapiro, Patel, and Donahue and Ms. Sheppard were not named executive officers for the year ended December 31, 2023, and Messrs. Puckett, Riedy, Shapiro, and Donahue and Ms. Sheppard were not named executive officers for the year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)

Bryan Leach Founder, Chief Executive Officer, President, and Chairman	2025	550,693	9,999,955	—	381,570	16,815(3)	10,949,033

	2024	494,383	25,284,867(4)	2,433,974	480,691	17,991(5)	28,711,906

	2023	429,327	279,509	407,955	645,000	6,910(6)	1,768,701

Matt Puckett Chief Financial Officer	2025	169,231	9,444,601	—	159,041	6,184(7)	9,779,057

Chris Riedy Chief Revenue Officer	2025	461,538	9,879,818	—	365,800	11,916(8)	10,719,072

David Shapiro Chief Legal Officer	2025	459,231	2,534,935	—	176,157	15,116(9)	3,185,439

Luke Swanson Chief Technology Officer	2025	464,231	6,499,964	—	320,850	13,170(10)	7,298,215

	2024	446,448	5,736,016	494,254	434,194	10,482(11)	7,121,394

	2023	429,327	279,509	271,970	645,000	10,965(12)	1,636,771

Valarie Sheppard Former Interim Chief Financial Officer	2025	414,923	1,468,441	—	—	295,836(1)(13)	2,179,200

Sunit Patel Former Chief Financial Officer	2025	118,173	6,499,964	—	—	17,193(14)	6,635,330

	2024	388,074	4,518,008	—	377,425	15,086(15)	5,298,593

Richard Donahue Former Chief Marketing Officer	2025	245,231	3,999,941	—	—	17,797(16)	4,262,969
1.The amounts reported in this column represent the aggregate grant date fair value of the awards granted to each named executive officer as calculated in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the awards disclosed in this column are set forth in Note 11 to our audited financial statements for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K filed with the SEC on February 26, 2026. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.

Ibotta, Inc.	49	2026 Proxy Statement

2.The amounts reported in this column for 2025 represent payments made under our 2025 Bonus Plan. The amounts reported in this column for 2024 and 2023 represent payments made under the bonus plans for those applicable years, which amounts were reported in the “Bonus” column to this Summary Compensation Table in prior filings with the SEC but are being included in this column in this filing to reflect the structure of those payments and how they were calculated and paid.
3.Consists of $13,125 in 401(k) plan matching contributions, $270 in life insurance premiums, and $3,420 in a phone stipend.
4.$14,265,859 of this amount represents the grant date fair value of the award of performance-based RSUs granted to Mr. Leach in April 2024 as calculated in accordance with ASC 718, based upon the probable outcome of the applicable performance conditions as determined through a Monte-Carlo simulation model. The value of this award at the grant date assuming that the highest level of performance conditions will be achieved is $22,038,016.
5.Consists of $17,859 in 401(k) plan matching contributions and $132 in life insurance premiums.
6.Consists of $6,785 in 401(k) plan matching contributions and $125 in life insurance premiums.
7.Consists of $5,923 in 401(k) plan matching contributions, $127 in life insurance premiums, and $134 in our lifestyle spending account.
8.Consists of $10,500 in 401(k) plan matching contributions, $366 in life insurance premiums, $750 in our lifestyle spending account, and $300 in a phone stipend.
9.Consists of $11,690 in 401(k) plan matching contributions, $774 in life insurance premiums, $2,352 in our lifestyle spending account, and $300 in a phone stipend.
10.Consists of $10,500 in 401(k) plan matching contributions, $270 in life insurance premiums, $1,800 in our lifestyle spending account, and $600 in a phone stipend.
11.Consists of $10,350 in 401(k) plan matching contributions and $132 in life insurance premiums.
12.Consists of $10,840 in 401(k) plan matching contributions and $125 in life insurance premiums.
13.Consists of $7,619 in 401(k) plan matching contributions, $548 in life insurance premiums, and $896 in our lifestyle spending account. Ms. Sheppard did not participate in the 2025 Bonus Plan but received a cash bonus of $36,000 for her service as a director that was paid after her resignation as Interim Chief Financial Officer. For her service as a director, Ms. Sheppard also earned a cash fee of $50,773 and was granted RSUs with an aggregate grant date fair value of $200,000.
14.Consists of $16,873 in 401(k) plan matching contributions and $320 in life insurance premiums.
15.Consists of $14,954 in 401(k) plan matching contributions and $132 in life insurance premiums.
16.Consists of $14,000 in 401(k) plan matching contributions, $197 in life insurance premiums, $3,150 in our lifestyle spending account, and $450 in a phone stipend.
Grants of Plan-Based Awards in 2025
The following table shows all plan-based awards granted to our named executive officers during fiscal year 2025:

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)

Bryan Leach	1/13/2025(3)				148,654	9,999,955

		193,550	553,000	691,250

Matt Puckett	9/29/2025(4)				336,826	9,444,601

		159,041	159,041	198,801

Chris Riedy	1/24/2025(5)				132,384	9,879,818

		175,000	500,000	625,000

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		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)

David Shapiro	1/13/2025(3)				37,683	2,534,935

		89,355	255,300	319,125

Luke Swanson	1/13/2025(3)				96,625	6,499,964

		162,750	465,000	581,250

Valarie Sheppard	3/27/2025(6)				33,073	1,468,441

	5/28/2025(7)				4,029	200,000

Sunit Patel	1/13/2025(3)				96,625	6,499,964

		145,250	415,000	518,750

Richard Donahue	1/13/2025(3)				59,461	3,999,941

		86,100	246,000	307,500

1.Reflects threshold, target, and maximum bonus amounts for fiscal 2025 performance under the 2025 Bonus Plan, as described in “Compensation Discussion and Analysis – Annual Cash Bonuses.” The actual bonus payouts were determined by the Compensation Committee and are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
2.The amounts reported in this column represent the aggregate grant date fair value of the awards granted to each named executive officer as calculated in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the awards disclosed in this column are set forth in Note 11 to our audited financial statements for the year ended December 31, 2025, which are included in our Annual Report on Form 10-K filed with the SEC on February 26, 2026. These amounts do not correspond to the actual value that may be recognized by the named executive officers upon vesting of the applicable awards.
3.These RSUs vested as to 1/16th of the shares of our Class A common stock underlying the RSUs on March 1, 2025, and 1/16th of the RSUs shall vest on each Quarterly Vesting Date (as defined below) thereafter, in each case subject to the individual’s continued role as a service provider to us. "Quarterly Vesting Date" means the first trading day on or after each of March 1, June 1, September 1, and December 1.
4.These RSUs vested as to 1/4th of the shares of our Class A common stock underlying the RSUs on September 1, 2026, and 1/16th of the RSUs shall vest on each Quarterly Vesting Date thereafter, in each case subject to the individual’s continued role as a service provider to us.
5.These RSUs vested as to 1/48th of the shares of our Class A common stock underlying the RSUs on March 1, 2025. 1/16th of the RSUs shall vest on each of the next 15 Quarterly Vesting Dates after March 1, 2025, and 1/24th of the RSUs shall vest on the 16th Quarterly Vesting Date on or after March 1, 2029, in each case subject to the individual’s continued role as a service provider to us.
6.These RSUs fully vested on September 24, 2025.
7.These RSUs vest on the earlier of (i) the first anniversary of the date the award is granted or (ii) the day prior to the date of the annual meeting of shareholders next following the date the award was granted.

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Outstanding Equity Awards at Fiscal 2025 Year-End
The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2025. The value for the stock awards in the table below is based on a per share price of $22.73, which was the closing price for a share of our Class A common stock, as reported on December 31, 2025, the last trading day of the year.

	Option Awards					Stock Awards
Name(1)	Grant Date	Number of Shares of Stock Underlying Unexercised Options Exercisable (#)	Number of Shares of Stock Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bryan Leach(3)	01/16/2017	212,000	—	3.99	01/16/2027	—	—	—	—
Bryan Leach(4)	01/25/2018	30,000	—	5.05	01/25/2028	—	—	—	—
Bryan Leach(5)	11/13/2018	50,000	—	5.35	11/13/2028	—	—	—	—
Bryan Leach(6)	12/11/2019	50,000	—	12.75	12/11/2029	—	—	—	—
Bryan Leach(7)	12/08/2020	250,000	—	8.30	12/08/2030	—	—	—	—
Bryan Leach(8)	07/15/2021	176,471	—	22.20	07/15/2031	—	—	—	—
Bryan Leach(9)	07/15/2021	150,736	25,735	22.20	07/15/2031	—	—	—	—
Bryan Leach(10)	02/08/2022	25,000	—	19.25	02/08/2032	—	—	—	—
Bryan Leach(11)	03/07/2023	43,750	16,250	10.40	03/07/2033	—	—	—	—
Bryan Leach(12)	04/17/2024	—	—	—	—	70,434	1,600,965	—	—
Bryan Leach(13)	04/17/2024	—	—	—	—	250,432	5,692,319	125,216	2,846,160
Bryan Leach(14)	01/13/2025	—	—	—	—	111,491	2,534,190	—	—
Matt Puckett(15)	09/29/2025	—	—	—	—	336,826	7,656,055	—	—
Chris Riedy(16)	01/24/2025	—	—	—	—	104,804	2,382,195	—	—
David Shapiro(17)	03/08/2024	3,210	9,451	31.15	03/08/2034	—	—	—	—
David Shapiro(17)	03/08/2024	18,008	17,829	31.15	03/08/2034	—	—	—	—
David Shapiro(18)	03/08/2024	—	—	—	—	10,864	246,939	—	—
David Shapiro(19)	06/21/2024	—	—	—	—	10,703	243,279	—	—
David Shapiro(14)	01/13/2025	—	—	—	—	28,263	642,418	—	—
Luke Swanson(4)	01/25/2018	21,728	—	5.05	01/25/2028	—	—	—	—
Luke Swanson(5)	11/13/2018	20,833	—	5.35	11/13/2028	—	—	—	—
Luke Swanson(6)	12/11/2019	39,324	—	12.75	12/11/2029	—	—	—	—
Luke Swanson(7)	12/08/2020	50,000	—	8.30	12/08/2030	—	—	—	—
Luke Swanson(8)	07/15/2021	71,670	—	22.20	07/15/2031	—	—	—	—
Luke Swanson(10)	02/08/2022	25,000	—	19.25	02/08/2032	—	—	—	—
Luke Swanson(11)	03/07/2023	29,167	10,833	10.40	03/07/2033	—	—	—	—

Ibotta, Inc.	52	2026 Proxy Statement

	Option Awards					Stock Awards
Name(1)	Grant Date	Number of Shares of Stock Underlying Unexercised Options Exercisable (#)	Number of Shares of Stock Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Luke Swanson(12)	04/17/2024	—	—	—	—	36,666	833,418	—	—
Luke Swanson(14)	01/13/2025	—	—	—	—	72,469	1,647,220	—	—
Valarie Sheppard(20)	11/17/2021	25,810	—	22.20	11/17/2031	—	—	—	—
Valarie Sheppard(21)	05/26/2023	9,688	5,313	10.40	05/26/2033	—	—	—	—
Valarie Sheppard22)	04/22/2024	—	—	—	—	3,030	68,872	—	—
Valarie Sheppard(23)	05/28/2025	—	—	—	—	4,029	91,579	—	—
1.All awards were granted pursuant to the 2011 Equity Incentive Plan (2011 Plan) or the 2024 Equity Incentive Plan (2024 Plan).
2.This column represents the fair market value of a share of our common stock on the date of grant, as determined by our Board of Directors.
3.This option became fully vested on December 26, 2020.
4.This option became fully vested on January 1, 2022.
5.This option became fully vested on November 13, 2022.
6.This option became fully vested on December 11, 2023.
7.This option became fully vested on December 8, 2024.
8.This option vests as to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date (which was originally the effectiveness of a registration statement on Form S-1 under the Securities Act), subject to the named executive officer’s continued service through each vesting date. The vesting commencement date of the option was changed to its grant date.
9.This option vests as to 1/48th of the shares subject to the option on each monthly anniversary of the one-year anniversary of the vesting commencement date (which was originally the effectiveness of the registration statement on Form S-1 under the Securities Act), subject to the named executive officer’s continued service through each vesting date. As described above, the vesting commencement date of the option was changed to its grant date.
10.This option vests as to 1/36th of the total shares subject to the option on each monthly anniversary of January 3, 2022, subject to the named executive officer’s continued service through each vesting date.
11.This option vests as to 1/48th of the total shares subject to the option on each monthly anniversary of January 16, 2023, subject to the named executive officer’s continued service through each vesting date.
12.This RSU award vests when both a service-based requirement and a liquidity event requirement have been satisfied. The service-based requirement will be satisfied as to 1/16th of the RSUs on each Quarterly Vesting Date after the grant date, subject to the named executive officer’s continued service through each such date. The liquidity event requirement was satisfied on the first Quarterly Vesting Date after the expiration of the market standoff period following our initial public offering.
13.This award of performance-based RSUs becomes eligible to vest based on how our total shareholder return (TSR) during the performance period (beginning on the grant date and ending on the last day of our 2026 fiscal year) compares to the TSRs of certain indexed companies. Any eligible RSUs will vest on the date that achievement of the relative TSR performance goal is certified, subject to Mr. Leach’s continued service through such date. If a “change in control” (as defined in the 2011 Plan) occurs before the last day of the performance period, then achievement of the relative TSR performance goal will be measured during a shortened performance period (ending on a date before the change in control), based on the price payable for a share of our Class A common stock in connection with the change in control. A prorated portion of the eligible RSUs will vest as of immediately before the change in control, and the remaining eligible RSUs will vest in equal quarterly installments over the remainder of the original performance period, in each case subject to Mr. Leach’s continued service through the applicable vesting date.
14.This RSU award vested as to 1/16th of the total shares subject to the award on March 1, 2025, and vests as to 1/16th of the total shares subject to the award on each Quarterly Vesting Date thereafter, subject to the named executive officer’s continued service through each vesting date.

Ibotta, Inc.	53	2026 Proxy Statement

15.This RSU award vests as to 1/4th of the total shares subject to the award on September 1, 2026, and as to 1/16th of the total shares subject to the award on each Quarterly Vesting Date thereafter, subject to the named executive officer’s continued service through each vesting date.
16.This RSU award vested as to 1/48th of the total shares subject to the award on March 1, 2025, vests as to 1/16th of the total shares subject to the award on each of the next fifteen Quarterly Vesting Dates thereafter, and vests as to 1/24th of the total shares subject to the award on the sixteenth Quarterly Vesting Date on or after March 1, 2029, subject to the named executive officer’s continued service through each vesting date.
17.This option vested as to 1/4th of the total shares subject to the option March 4, 2025, and as to 1/48th of the total shares subject to the option monthly thereafter, subject to the named executive officer’s continued service through each vesting date.
18.This RSU award vested as to 1/4th of the total shares subject to the award on June 1, 2025, and as to 1/16th of the total shares subject to the award on each Quarterly Vesting Date thereafter, subject to the named executive officer’s continued service through each vesting date.
19.This RSU award vested as to 1/8th of the total shares subject to the award on December 2, 2024, and as to 1/16th of the total shares subject to the award on each Quarterly Vesting Date thereafter, subject to the named executive officer’s continued service through each vesting date.
20.This option vested as to 1/48th of the shares subject to the option on September 3, 2021, and as to 1/48th of the total shares subject to the option on each monthly anniversary thereafter, subject to the named executive officer’s continued service through each vesting date.
21.This option vested as to 1/48th of the shares subject to the option on June 26, 2023, and as to 1/48th of the total shares subject to the option on each monthly anniversary thereafter, subject to the named executive officer’s continued service through each vesting date.
22.This RSU award vested as to 1/3rd of the shares subject to the award on April 22, 2025, and as to 1/3rd of the total shares subject to the award on each one-year anniversary, subject to the named executive officer’s continued service through each vesting date.
23.This RSU award vests fully on the earlier of (i) the first anniversary of the date the award is granted and (ii) the day prior to the date of the Annual Meeting, subject to the named executive officer’s continued service through the vesting date.
Option Exercises and Stock Vested in 2025
The following table sets forth information regarding options exercised and stock awards vested for our named executive officers as of December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Bryan Leach	—	—	68,467	2,307,338

Matt Puckett	—	—	—	—

Chris Riedy	—	—	27,580	927,736

David Shapiro	—	—	20,219	734,139

Luke Swanson	14,167	353,892	40,452	1,363,232

Valarie Sheppard	—	—	34,588	1,346,440

Sunit Patel	20,000	373,635	9,248	314,524

Richard Donahue	92,726	2,794,611	16,491	609,837

1.Reflects the difference between the fair market value of our Class A common stock on the date of exercise and the strike price of the stock options exercised.
2.Value realized on vesting is computed by multiplying the number of shares acquired on vesting by the market value of our Class A common stock at vesting, which we consider to be the closing price of such stock on the trading day immediately preceding the applicable vesting date.

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Potential Payments upon Termination or Change in Control
Change in Control and Severance Agreements
We entered into change in control and severance agreements with our named executive officers (other than Ms. Sheppard), which provide for certain severance and change in control benefits as described below. Each change in control and severance agreement superseded any prior agreement or arrangement the applicable named executive officer may have had with us that provided for severance and/or change in control payments or benefits. Mr. Patel resigned as Chief Financial Officer, effective March 14, 2025, and did not receive any payment under his change in control and severance agreement or any other severance arrangement. Mr. Donahue resigned as Chief Marketing Officer, effective September 12, 2025, and did not receive any payment under his change in control and severance agreement or any other severance arrangement.
Under each change in control and severance agreement, if the applicable named executive officer experiences a qualifying termination unrelated to a change in control (as discussed below), the named executive officer would receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:
•a lump sum cash payment equal to 100% of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction);
•a lump sum cash payment equal to 100% of the named executive officer’s target annual bonus as in effect for the calendar year in which such termination occurs (prorated for the number of days that the named executive officer was employed during such calendar year);
•if such termination (or, a termination due to death or disability) occurs following the end of a performance period to which a cash performance incentive or bonus relates and before payments with respect to such performance period have been paid to the named executive officer, a lump sum cash payment equal to the cash performance incentive or bonus that the named executive officer would have otherwise been paid had he remained employed through the date required to receive such cash performance incentive or bonus;
•payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 12 months following the date of such termination or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law;
•for Messrs. Leach and Swanson only, accelerated vesting of any outstanding equity awards that, as of the date of such termination, are held by the named executive officer and subject to continued service-based vesting criteria but not subject to the achievement of any performance-based or other similar vesting criteria, to the extent that such equity awards were scheduled to vest during the 12-month period following the date of such termination; and
•for Mr. Riedy only, accelerated vesting of his new hire equity award as to the number of shares that would have vested as of the next quarterly vesting date following the date of such termination (prorated for the number of days that Mr. Riedy was providing service in the quarterly vesting period that includes the date of termination).
Under each change in control and severance agreement, the applicable named executive officer will experience a qualifying termination unrelated to a change in control if his employment is terminated outside the period beginning on the date three months before a change in control and ending on (and inclusive of) the date that is

Ibotta, Inc.	55	2026 Proxy Statement

the one-year anniversary following that change in control (Change in Control Period) either (i) by us or any of our subsidiaries (Company Group) without “cause” and other than by reason of death or “disability;” or (ii) by the named executive officer for “good reason” (as such terms are defined in the named executive officer’s change in control and severance agreement).
If a named executive officer experiences a qualifying termination in connection with a change in control (as discussed below), the named executive officer will receive the following benefits if the named executive officer timely signs and does not revoke a release of claims in our favor:
•a lump sum cash payment equal to 150% (or 100% for Mr. Puckett) of the named executive officer’s annual base salary as in effect immediately prior to such termination (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction) or if greater, at the level in effect immediately prior to the change in control;
•a lump sum cash payment equal to 150% (or 100% for Mr. Puckett) of the named executive officer’s target annual bonus as in effect for the calendar year in which such termination occurs (which will be prorated for the number of days that the named executive officer was employed during such calendar year);
•if such termination (or a termination due to death or disability) occurs following the end of a performance period to which a cash performance incentive or bonus relates and before payments with respect to such performance period have been paid to the named executive officer, a lump sum cash payment equal to the cash performance incentive or bonus that the named executive officer would have otherwise been paid had he remained employed through the date required to receive such cash performance incentive or bonus;
•payment of premiums for coverage under COBRA for the named executive officer and the named executive officer’s eligible dependents, if any, for up to 18 months following the date of such termination or taxable monthly payments for the equivalent period in the event payment of the COBRA premiums would violate or be subject to an excise tax under applicable law; and
•100% accelerated vesting and exercisability of all outstanding equity awards that, as of the later of (i) the date of such termination or (ii) immediately prior to the change in control, are held by the named executive officer and subject to continued service-based vesting criteria but not subject to the achievement of any performance-based or other similar vesting criteria.
Under the change in control and severance agreements, the applicable named executive officer would experience a qualifying termination in connection with a change in control if, within the Change in Control Period, his employment is terminated either (i) by us (or any of our subsidiaries) without cause and other than by reason of death or disability or (ii) by him for good reason.
If any of the amounts provided for under these change in control and severance agreements or otherwise payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment of benefits under the named executive officer’s change in control or severance agreement or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer. The change in control and severance agreements do not require us to provide any tax gross-up payments.
Bryan Leach Performance-Based RSUs
Mr. Leach received an award of 125,216 performance-based RSUs (at target) in 2024, with the number of RSUs that may become eligible to vest based on the Company’s total shareholder return during the performance

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period (beginning on the grant date and ending on the last day of the Company’s 2026 fiscal year), with vesting subject to Mr. Leach’s continued service. However, if a change in control (as defined in the 2011 Plan) occurs before the last day of the performance period, then the performance period will be shortened and achievement of the relative total shareholder return performance goal will be certified before the change in control. A prorated portion of the eligible RSUs will vest as of immediately before the change in control, and the remaining eligible RSUs will vest in equal quarterly installments over the remainder of the original performance period, in each case subject to Mr. Leach’s continued service through the applicable vesting date. With respect to Mr. Leach’s performance-based RSU award, the vesting acceleration provisions in his change in control and severance agreement (as described above) will apply only to any RSUs that become eligible RSUs.
Amount of Payments Upon Termination at 2025 Year-End
The following table describes the payments that would have been provided to each of our named executive officers who remained employed as of December 31, 2025, in the event that they experienced a qualifying termination unrelated to a change in control, assuming such termination occurred on December 31, 2025.

Name	Base Salary Component ($)	Cash Bonus Component ($)	Value of Accelerated Equity Awards ($)(1)	Value of Benefits ($)	Total ($)

Bryan Leach	553,000	553,000	1,754,856	31,030	2,891,886

Matt Puckett(2)	550,000	159,041	—	22,008	731,049

Chris Riedy(3)	500,000	483,562	64,781	31,030	1,079,373

David Shapiro	460,000	255,300	—	27,796	743,096

Luke Swanson	465,000	465,000	1,042,774	31,030	2,003,804

1.Value based on a per share price of $22.73, which was the closing price for a share of our Class A common stock, as reported on December 31, 2025, the last trading day of the year, less any per share exercise price.
2.Matt Puckett was appointed our Chief Financial Officer effective as of August 25, 2025.
3.Chris Riedy joined as our Chief Revenue Officer effective January 13, 2025.
The following table describes the payments that would have been provided to each of our named executive officers who remained employed as of December 31, 2025, in the event that they experienced a qualifying termination in connection with a change in control, assuming such termination occurred on December 31, 2025.

Name(1)	Base Salary Component ($)	Cash Bonus Component ($)	Value of Accelerated Equity Awards ($)(2)	Value of Benefits ($)	Total ($)

Bryan Leach	829,500	829,500	4,349,157(3)	46,545	6,054,702

Matt Puckett(4)	550,000	159,041	7,656,055	33,013	8,398,109

Chris Riedy(5)	750,000	725,343	2,382,195	46,545	3,904,083

David Shapiro	690,000	382,950	1,132,636	41,694	2,247,280

Luke Swanson	697,500	697,500	2,614,210	46,545	4,055,755

1.All of our named executive officers are subject to a better of tax provision whereby if severance or other payments payable to our named executive officers would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officer would be entitled to receive either full payment or such lesser amount which would result in no portion of the payments being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the named executive officer.
2.Value based on a per share price of $22.73, which was the closing price for a share of our Class A common stock, as reported on December 31, 2025, the last trading day of the year, less any exercise price.

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3.Excludes 125,216 performance-based RSUs (at target) granted to Mr. Leach. See the section titled “Bryan Leach Performance-Based RSUs” above for additional information regarding the terms of Mr. Leach’s performance-based RSUs in connection with a change in control.
4.Matt Puckett was appointed our Chief Financial Officer effective as of August 25, 2025.
5.Chris Riedy joined as our Chief Revenue Officer effective January 13, 2025.
Pay vs. Performance
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our named executive officers and certain financial performance measures of the Company. For purposes of this disclosure, compensation actually paid was calculated in accordance with SEC rules and does not reflect the amount of compensation earned by or actually paid to our named executive officers during the applicable years.
The following table provides information regarding compensation actually paid to our principal executive officer (PEO), and other named executive officers (non-PEO NEOs) for 2024 and 2025, compared to our total shareholder return (TSR) and an index of peer companies from April 18, 2024, through the end of each such year and our net income for each such year. April 18, 2024, is the first day our Class A common stock began trading on the New York Stock Exchange.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($)(1)(2)	Compensation Actually Paid to PEO ($)(1)(3)	Average Summary Compensation Table Total for non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to non-PEO NEOs ($)(1)(3)	IBTA Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)	Net Income ($M)(6)	Revenue ($M)(7)

2025	10,949,033	(14,950,138)	6,294,183	1,347,645	22.01	138.70	3.58	342.39

2024	28,711,906	52,982,684	6,175,539	7,802,262	63.03	118.40	68.74	367.25

1.The PEO is our CEO, Bryan Leach. Other non-PEO NEOs for the fiscal year ended December 31, 2025, were Matt Puckett, Chris Riedy, David Shapiro, Luke Swanson, Valarie Sheppard, Sunit Patel, and Richard Donahue. Other non-PEO NEOs for the fiscal year ended December 31, 2024, were Sunit Patel, Chris Jensen, and Luke Swanson.
2.This figure is the total compensation paid to our PEO and our non-PEO NEOs in each listed year as shown in our Summary Compensation Table for such listed year.
3.This figure is the compensation actually paid for our PEO and non-PEO NEOs in each listed year. Compensation actually paid does not mean that our PEO and non-PEO NEOs were actually paid those amounts in the listed year or will ever be paid these amounts, but this is a dollar amount derived by starting with the Summary Compensation Table total compensation and then applying certain adjustments pursuant to SEC rules. To calculate compensation actually paid for 2025 and 2024, the following amounts were deducted from and added to the total compensation number shown in the Summary Compensation Table (due to rounding, the total may not equal the total obtained by adding and subtracting the applicable columns):

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	PEO		Average For Non-PEO NEOs
	2024	2025	2024	2025

Summary Compensation Table Total ($)	28,711,906	10,949,033	6,175,539	6,294,183

Less: Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year ($)	(27,718,841)	(9,999,955)	(5,247,749)	(5,761,095)
Plus: Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year ($)	20,044,264	2,534,190	2,053,903	1,774,210
Plus: Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years ($)	5,789,166	(17,091,681)	602,594	(610,218)
Plus: Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year ($)	2,373,466	1,247,562	1,142,153	563,465
Plus: Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year ($)	23,782,723	(2,589,287)	3,550,598	(316,192)
Less: Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year ($)	—	—	(474,776)	(596,708)
Plus: Value of any Dividends or other Earnings Paid on Option Awards and Stock Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	—	—	—	—

Compensation Actually Paid ($)	52,982,684	(14,950,138)	7,802,262	1,347,645

4.Total shareholder return is calculated by assuming that a $100 investment was made based on the closing stock price on the IPO date of April 18, 2024, and reinvesting all dividends until the last day of each reported fiscal year.
5.The peer group used is the Russell 3000 Index, as used in our Stock Performance Graph in our Form 10-K. Since there is no published industry or line-of-business index for our business reflective of our performance, nor do we believe we can reasonably identify a peer group, we measure our performance against issuers with similar market capitalizations. We selected the Russell 3000 Index because it measures the performance of a broad range of companies with lower market capitalizations than those companies included in the S&P 500 Index. Total shareholder return is calculated by assuming that a $100 investment was made based on the closing stock price on the IPO date of April 18, 2024, and reinvesting all dividends until the last day of each reported fiscal year.
6.The dollar amounts reported are Ibotta’s net income reflected in Ibotta’s audited financial statements for the applicable year.
7.The dollar amounts reported are Ibotta’s revenue reflected in Ibotta’s audited financial statements for the applicable year. The Company determined that revenue is the financial performance measure that, in the Company’s assessment, represents the most important financial performance measure used to link compensation actually paid to our named executive officers for the most recently completed fiscal year to Company performance.
Financial Performance Measures
Listed below are the “most important” financial performance measures used by us to link “compensation actually paid” to our PEO and our non-PEO NEOs in the fiscal year ended December 31, 2025, to Company performance (not listed in any order of performance). We did not use any other financial performance measures to directly link executive compensation actually paid to Company performance. For further information regarding these financial performance measures as well as other factors used in our performance-based cash bonus programs, please refer to the section of this Proxy Statement titled “Compensation Discussion and Analysis.”
•Revenue; and
•Adjusted EBITDA
See Appendix A to this Proxy Statement for a reconciliation of GAAP to non-GAAP financial measures and other information.
Relationships Between Compensation Actually Paid (CAP) and Performance
The charts below reflect the relationship of CAP to our PEO and other non-PEO NEOs in each of 2024 and 2025 to (i) TSR of both Ibotta and the Russell 3000 Index; (ii) Ibotta net income; and (iii) Ibotta revenue.

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Ibotta, Inc.	60	2026 Proxy Statement

Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2025. Information is included for equity compensation plans approved by our shareholders. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)

Equity compensation plans approved by security holders(1)	6,646,095	49.34(2)	2,646,308(3)

1.Includes the 2011 Plan, the 2024 Plan, and the 2024 Employee Stock Purchase Plan (ESPP). The 2011 Plan was terminated effective April 2024, in connection with the adoption of our 2024 Plan.
2.RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
3.As of December 31, 2025, an aggregate of 3,220,244 shares of Class A common stock was available for issuance under the 2024 Plan and the ESPP. The 2024 Plan provides that on the first day of each year beginning on January 1, 2025, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 5,400,000 shares of Class A common stock; (ii) 5% of the outstanding shares of all series of our common stock as of the last day of our immediately preceding fiscal year; or (iii) such other amount as our Board of Directors may determine no later than the last day of the immediately preceding fiscal year. The ESPP provides that on the first day of each year beginning January 1, 2025, the number of shares of Class A common stock available for issuance thereunder is automatically increased by a number equal to the least of (i) 1,100,000 shares of Class A common stock; (ii) 1% of the outstanding shares of all series of our common stock as of the last day of our immediately preceding fiscal year; or (iii) such other amount as our Board of Directors may determine. On January 1, 2026, the number of shares of Class A common stock available for issuance under the 2024 Plan and the ESPP increased by 2,806,506 shares and 561,301 shares, respectively, pursuant to these provisions. These changes are not reflected in the table above.

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Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 23, 2026, for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person or group known by us to be the beneficial owner of more than 5% of our Class A or Class B common stock.
We have determined beneficial ownership in accordance with the SEC rules, and thus, it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 20,768,166 shares of our Class A common stock and 3,077,424 shares of our Class B common stock outstanding as of March 23, 2026. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 23, 2026, or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 23, 2026, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Ibotta, Inc., 1400 16th Street, Suite 600, Denver, Colorado 80202. The information provided in the table below is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Class A Shares		Class B Shares		Percent of Total Voting Power (%)
	(#)	(%)	(#)	(%)
Named Executive Officers and Directors:
Bryan Leach(1)	1,100,246	5.1	2,258,424	73.4	55.5
Matt Puckett	—	*	—	—	—
Chris Riedy(2)	33,054	*	—	—	*
David Shapiro(3)	49,089	*	—	—	*
Luke Swanson(4)	757,562	3.6	—	—	*
Sunit Patel(5)	435,573	2.1	—	—	—
Richard Donahue(6)	65,181	—	—	—	—
Stephen Bailey(7)	3,030	*	—	—	*
Amanda Baldwin(8)	39,778	*	—	—	*
Amit Doshi(9)	45,295	*	—	—	*
Thomas Lehrman(10)	275,472	1.3	—	—	*

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	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Class A Shares		Class B Shares		Percent of Total Voting Power (%)
	(#)	(%)	(#)	(%)
Valarie Sheppard(11)	60,847	*	—	—	*
Larry Sonsini(12)	94,851	*	—	—	*

All current directors and executive officers as a group (13 persons)(13)	2,730,079	12.2	2,258,424	73.4	57.1

Greater than 5% shareholders
Clark Jermoluk Founders Fund I LLC(14)	3,841,308	18.5	—	—	4.7
KDT Ibotta Holdings, LLC(15)	4,389,129	21.1	—	—	5.3
Walmart Inc.(16)	3,502,879	14.4	—	—	4.1
Entities affiliated with D. E. Shaw(17)	1,690,546	8.1	—	—	2.1
The Vanguard Group(18)	1,164,995	5.6	—	—	1.4
*Represents beneficial ownership or voting power of less than 1%.
1.Consists of (i) 87,657 shares of Class A common stock held directly by Mr. Leach; (ii) 2,258,424 shares of Class B common stock held directly by Mr. Leach; and (iii) 1,012,589 shares of Class A common stock subject to stock options exercisable within 60 days of March 23, 2026. Excludes the following shares of Class B common stock for the benefit of Mr. Leach’s family over which Mr. Leach has no shared voting or dispositive power: (i) 289,500 shares registered in the name of Elysian 2021 Legacy Trust u/a/d May 11, 2021; (ii) 289,500 shares registered in the name of Orion 2021 Legacy Trust u/a/d May 11, 2021; (iii) 120,000 shares registered in the name of Elysian 2024 GST Trust u/a/d March 20, 2024; and (iv) 120,000 shares registered in the name of Orion 2024 GST Trust u/a/d March 20, 2024.
2.Consists of 33,054 shares of Class A common stock held directly by Mr. Riedy.
3.Consists of (i) 22,819 shares of Class A common stock held directly by Mr. Shapiro and (ii) 26,270 shares of Class A common stock subject to stock options exercisable within 60 days of March 23, 2026.
4.Consists of (i) 165,287 shares of Class A common stock held directly by Mr. Swanson; (ii) 261,888 shares of Class A common stock subject to stock options exercisable within 60 days of March 23, 2026; (iii) 45,045 shares of Class A common stock held by Flat Tops Ventures, LLC, which is 1% owned by Mr. Swanson and 99% owned by the Swanson 2021 Irrevocable Trust for the benefit of Mr. Swanson’s children; and (iv) 285,342 shares of Class A common stock held directly by Mr. Swanson’s spouse. Excludes 206,000 shares of Class A common stock held by Flat Tops 2024 Trust, of which Mr. Swanson’s spouse is trustee and Mr. Swanson’s spouse and children are beneficiaries, over which Mr. Swanson has no shared voting or dispositive power.
5.Consists of 435,573 shares of Class A common stock held directly by Mr. Patel.
6.Consists of 65,181 shares of Class A common stock held directly by Mr. Donahue.
7.Consists of (i) 1,515 shares of Class A common stock held directly by Mr. Bailey and (ii) 1,515 shares of Class A common stock subject to RSUs held by Mr. Bailey for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 23, 2026.
8.Consists of (i) 1,515 shares of Class A common stock held directly by Ms. Baldwin; (ii) 36,748 shares of Class A common stock subject to stock options held by Ms. Baldwin, exercisable within 60 days of March 23, 2026; and (iii) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 23, 2026.
9.Consists of (i) 41,889 shares of Class A common stock held directly by Mr. Doshi; (ii) 1,891 shares of Class A common stock held by 101 Collective, LLC, whose interests are held by Mr. Doshi, his spouse, and a trust for Mr. Doshi’s children; and (iii) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 23, 2026.
10.Consists of (i) 109,216 shares of Class A common stock held directly by Mr. Lehrman; (ii) 64,599 shares of Class A common stock held by Four Ways, LLC, of which Mr. Lehrman is a member and has voting and investment control; (iii) 100,142 shares of Class A common stock held by LFP 2, LLC, of which Mr. Lehrman is a member and has voting and investment control; and (iv) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 23, 2026.
11.Consists of (i) 22,584 shares of Class A common stock held directly by Ms. Sheppard; (ii) 36,748 shares of Class A common stock subject to stock options held by Ms. Sheppard, exercisable within 60 days of March 23, 2026; and (iii) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 23, 2026.
12.Consists of (i) 91,767 shares of Class A common stock held directly by Mr. Sonsini; (ii) 1,569 shares of Class A common stock held by Mr. Sonsini’s spouse; and (iii) 1,515 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 23, 2026.
13.Includes (i) 1,165,171 shares of Class A common stock; (ii) 2,258,424 shares of Class B common stock; (iii) 1,555,818 shares of Class A common stock subject to options exercisable within 60 days of March 23, 2026; and (iv) 9,090 shares of Class A common stock subject to RSUs for which the applicable vesting and settlement conditions will be satisfied within 60 days of March 23, 2026.
14.Based on information reported by Clark Jermoluk Founders Fund I LLC (CJFF) on the Schedule 13G filed with the SEC on September 12, 2025. Consists of 3,841,308 shares of Class A common stock held by CJFF, which is 95% owned by the JHC Family 2016 Trust (JHC Trust), an entity controlled by James H. Clark. The address of CJFF is c/o Louis M. Cohen, EisnerAmper Advisory Group, LLC, 505 S. Flager Drive, Suite 900, West Palm Beach, FL 33401.

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15.Based on information reported by KDT Ibotta Holdings, LLC (KDT Ibotta) on Schedule 13G/A filed with the SEC on August 9, 2024. Consists of 4,389,129 shares of Class A common stock held directly by KDT Ibotta. The address of Koch Industries, Inc., which indirectly owns KDT Ibotta, is 4111 East 37th Street North, Wichita, KS 67220.
16.Based on information reported by Walmart on Schedule 13G filed with the SEC on October 16, 2024. Consists of 3,502,879 shares of Class A common stock subject to a warrant held by Walmart, exercisable within 60 days of March 23, 2026. The address of Walmart is 702 S.W. 8th Street, Bentonville, AR 72716.
17.Based on information reported by entities affiliated with D. E. Shaw (D. E. Shaw) on Schedule 13G/A filed with the SEC on February 17, 2026. Of the shares of Class A common stock beneficially owned, D. E. Shaw reported that it had sole voting and dispositive power with respect to zero shares, shared voting power with respect to 1,631,704 shares, and shared dispositive power with respect to 1,690,546 shares. The address of D. E. Shaw is Two Manhattan West, 375 Ninth Avenue, 52nd Floor, New York, NY 10001.
18.Based on information reported by The Vanguard Group (Vanguard) on Schedule 13G/A filed with the SEC on January 30, 2026. Of the shares of Class A common stock beneficially owned, Vanguard reported that it had sole voting and dispositive power with respect to zero shares, shared voting power with respect to 110,234 shares, and shared dispositive power with respect to 1,164,995 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

Ibotta, Inc.	64	2026 Proxy Statement

Certain Relationships, Related-Party, and Other Transactions
Related-Party Transactions
We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a participant or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers, or beneficial holders of more than 5% of any class of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Equity Exchange Right Agreement
Pursuant to an Equity Exchange Right Agreement entered into between us and Mr. Leach, Mr. Leach has a right (but not an obligation) to require us to exchange, for Class B common stock, any shares of Class A common stock received as a result of the exercise, vesting, and/or settlement of options to purchase shares of Class A common stock and/or RSUs covering shares of Class A common stock. The Equity Exchange Right Agreement applies only to equity awards granted to Mr. Leach prior to the effectiveness of the filing of our amended and restated certificate of incorporation in connection with our initial public offering. As of March 23, 2026, the Equity Exchange Right Agreement covered 356,380 shares of RSUs and options to purchase 1,029,942 shares of Class A common stock.
Retention of Wilson Sonsini Goodrich & Rosati, P.C.
Larry Sonsini, a member of the Company’s Board of Directors, is a founding partner of the law firm Wilson Sonsini Goodrich and Rosati, Professional Corporation (Wilson Sonsini), which serves as outside corporate counsel to the Company. During the year ended December 31, 2025, the Company spent a total of $2.1 million on services provided by Wilson Sonsini. Amounts payable to Wilson Sonsini were $0.2 million as of December 31, 2025.
Agreements with Walmart
In May 2021, we entered into a Performance Network & Digital Item-Level Rebates Program Agreement (Walmart Program Agreement) and issued a common stock purchase warrant to Walmart (Walmart Warrant).
Walmart Program Agreement
On May 17, 2021, we entered into the Walmart Program Agreement with Walmart, who is currently a beneficial owner of more than 5% of our capital stock, that makes Ibotta the exclusive provider of digital manufacturer offer content for Walmart U.S., across all product categories, for online and offline shopping. The Walmart Program Agreement is a multi-year arrangement and automatically renews for successive 24-month periods unless either party provides notice of termination at least 180 days prior to the expiration of the applicable period. The Walmart Program Agreement can be terminated by Walmart with at least 270 days’ notice to us (provided that Walmart cannot replace us during the then-remaining term of the Walmart Program Agreement with a digital offers program created by Walmart or a third party), and may be terminated under certain circumstances including for material breach by either party.

Ibotta, Inc.	65	2026 Proxy Statement

Walmart Warrant
On May 17, 2021, we issued the Walmart Warrant to purchase up to 3,528,577 shares of our common stock, subject to a non-discretionary anti-dilution provision, at an exercise price of $70.12 per share, for an aggregate purchase price of approximately $247.4 million, provided that if our stock was priced in the initial public offering at less than $70.12 per share, the exercise price would be decreased to a price that is 10% below the price specified in the initial public offering. In accordance with the non-discretionary anti-dilution provision, prior to the consummation of the initial public offering, the number of shares exercisable increased by an amount equal to 12.4% of the total increase of the Company’s fully diluted capitalization since issuance. The Walmart Warrant shares increased by 592,457 shares to a new total of 4,121,034 shares.
Exercise of the right to purchase certain Walmart Warrant shares is subject to certain conditions, including the achievement of certain milestones and satisfaction of obligations of both parties, or (with respect to 1,648,413 of such shares after the anti-dilution adjustment) the passage of time after the achievement of certain milestones, subject to acceleration if certain operating goals are achieved. Failure to satisfy these conditions or termination of the Walmart Program Agreement would result in a decrease in the number of shares vesting under the Walmart Warrant. The Walmart Warrant contains customary provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the Walmart Warrant in the event of certain stock dividends, stock splits, reorganizations, recapitalizations, consolidations, mergers, or similar events affecting our existing common stock. As of December 31, 2025, 3,502,879 shares were exercisable pursuant to the terms of the Walmart Warrant.
Policies and Procedures for Related-Party Transactions
Our Audit Committee has the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of our voting securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our Audit Committee charter provides that our Audit Committee shall review and approve all related-party transactions.
Under this policy, our Audit Committee will review the material facts of all related-party transactions and either approve, ratify, or disapprove of the entry into the transaction. In determining whether to approve or ratify any such proposal, our Audit Committee will take into account, among other factors it deems appropriate, whether the transaction would affect the independence of any outside director, any conflict of interest with any of our executive officers or directors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party, the extent of the related person’s interest in the transaction, and whether there are business reasons for the Company to enter into the transaction. The policy grants standing pre-approval of certain transactions, including (i) executive compensation governed by our standard compensation and benefits policies; (ii) director compensation arrangements governed by our standard director compensation policies; (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues and is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; (iv) charitable contributions, grants, or endowments by us to a charitable organization, foundation, or university where the related person’s only relationship is as an employee (other than an executive officer) or director, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the charitable organization’s total annual receipts; (v) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock

Ibotta, Inc.	66	2026 Proxy Statement

received the same benefit on a pro rata basis; and (vi) any indemnification or advancement of expenses made pursuant to our certificate of incorporation or bylaws or pursuant to any agreement. In addition to our policy, our Audit Committee charter provides that our Audit Committee shall review and oversee any related-party transactions.

Ibotta, Inc.	67	2026 Proxy Statement

Other Matters
Note About Forward-Looking Statements
This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements relating to expectations concerning matters that are not historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements by our Founder, Chief Executive Officer, President, and Chairman, statements about our future financial performance, statements about the capabilities of our technology, and statements about our position in the industry. When words such as “believe,” “expect,” “anticipate,” “will,” “outlook,” or similar expressions are used, the Company is making forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give readers any assurance that such expectations will prove correct. These forward-looking statements involve risks, uncertainties, and assumptions. The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond the control of the Company. These and other factors are disclosed in the Company’s reports filed from time to time with the SEC, available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. The Company does not intend to update any forward-looking statement contained in this proxy statement to reflect events or circumstances arising after the date hereof, except as required by law.
Use of Non-GAAP Financial Information
Included within this proxy statement is the non-GAAP financial measure of adjusted EBITDA that supplements the financial statements of the Company prepared under generally accepted accounting principles (GAAP). The non-GAAP financial information is presented for supplemental informational purposes only and is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Please see Appendix A for a reconciliation of this non-GAAP financial measure to its nearest GAAP equivalent.
Adjusted EBITDA is earnings before interest income, net, provision for (benefit from) income tax, and depreciation and amortization, and excludes stock-based compensation, change in fair value of derivative, loss on debt extinguishment, restructuring charges, and other expense, net.
The Company's management believes that this non-GAAP measure can assist investors in evaluating the Company's operational trends, financial performance, and cash-generating capacity. Management believes this non-GAAP measure allows investors to evaluate the Company’s financial performance using some of the same measures as management. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures versus their nearest GAAP equivalents. The Company’s definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Non-GAAP measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, but are included solely for informational and comparative purposes. Non-GAAP financial measures are subject to limitations and should be read only in conjunction with our financial statements prepared in accordance with GAAP. In light of these limitations, management also reviews the specific items that are excluded from our non-GAAP measures, as well as trends in these items.

Ibotta, Inc.	68	2026 Proxy Statement

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2025, our executive officers, directors, and greater than 10% shareholders complied with the applicable SEC filing requirements, except that one Form 4 was filed late by Clark Jermoluk Founders Fund I LLC with respect to one sale of shares.
Fiscal Year 2025 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2025, are included in our Annual Report on Form 10-K, which we will make available to shareholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.ibotta.com and are available from the SEC on its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Ibotta, Inc., Attention: Corporate Secretary, 1400 16th Street, Suite 600, Denver, Colorado 80202.
The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.
THE BOARD OF DIRECTORS
Denver, Colorado
April 7, 2026

Ibotta, Inc.	69	2026 Proxy Statement

Appendix A
Reconciliation of GAAP to Non-GAAP Financial Measures

Year ended December 31, 2025
(in thousands)
Net income	$3,575
Add (deduct):
Interest income, net	(10,781)
Provision for (benefit from) income taxes	6,272
Depreciation and amortization	8,320
Stock-based compensation	52,906
Change in fair value of derivative	—
Loss on debt extinguishment	—
Restructuring charges	2,496
Other expense, net	93
Adjusted EBITDA	$62,881

Ibotta, Inc.	2026 Proxy Statement

IBOTTA, INC.
1400 16TH ST, STE. 600
DENVER, CO 80202

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IBTA2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87329-P46172

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IBOTTA, INC.

The Board of Directors recommends you vote FOR proposal 1:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Amit N. Doshi	☐	☐	☐
1b. Larry W. Sonsini	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	**Against**	**Abstain**
2. To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3:

	1 Year	**2 Years**	**3 Years**	**Abstain**
3. To approve, on an advisory basis, whether the shareholder vote on named executive compensation should occur every one, two or three years.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4:

	For	**Against**	**Abstain**
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2026.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Ibotta, Inc.	2026 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com.

V87330-P46172

IBOTTA, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 19, 2026 9:00 AM MT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Bryan Leach and David T. Shapiro, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of IBOTTA, INC. that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM MT, on May 19, 2026, virtually at www.virtualshareholdermeeting.com/IBTA2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Ibotta, Inc.	2026 Proxy Statement